As filed with the Securities and Exchange
                    Commission on October 8, 2004 An Exhibit
                         List can be found on page II-5.
                          Registration No. 333-111827


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                 AMENDMENT NO. 4


                                    FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          CLICKABLE ENTERPRISES, INC.
                          ---------------------------
                     (F/K/A Achievement Tec Holdings, Inc.)
                 (Name of small business issuer in its charter)


         Delaware                              1311                     82-0290939
 -------------------------------     --------------------------      -----------------
 (State or other Jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)      Identification No.)


                            711 South Columbus Avenue
                             Mount Vernon, NY 10550
                                 (914) 699-5190
                                 --------------
              (Address and telephone number of principal executive
                    offices and principal place of business)

                        Nicholas Cirillo, Jr., President
                           CLICKABLE ENTERPRISES, INC.
                            711 South Columbus Avenue
                             Mount Vernon, NY 10550
                                 (914) 699-5190
                                 --------------
            (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                        CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                      REGISTERED (1)       SECURITY(2)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $0.001 par value                 201,435,920(3)          $0.05            $10,071,796           $822.90


Shares of common stock, $0.001 par value                   8,000,000(4)          $0.05               $400,000           $ 32.36

Total                                                    209,435,920                              $10,471,796           $855.26*
======================================================= ================= ==================== ===================== ==============



Previously paid.

(1) Includes shares of our common stock, par value $.001, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of convertible debentures and the exercise of warrants by the selling stockholders. We are also registering such additional shares of common stock as may be issued as a result of the anti-dilution provisions contained in such securities. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated 200% of the number of shares of our common stock issuable upon conversion of the debentures. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Pink Sheets on July 15, 2004.

(3) Includes 200% of the shares underlying convertible debentures.

(4) Includes 200% of the shares underlying warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED, 2004

The information in this prospectus is not complete and may be changed.

                           Clickable Enterprises, Inc.
                              209,435,920 Shares of
                                  Common Stock


This prospectus relates to the resale by the selling stockholder of 209,435,920 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders are deemed underwriters of the shares of common stock, which they are offering.


We will pay the expenses of registering these shares.


Our common stock trades on the Pink Sheets under the symbol "CKEI." The last reported sales price per share of our common stock as reported by the Pink Sheets on August 15, 2004 was $0.05.


Investing in these securities involves significant risks.

                     See "Risk Factors" beginning on page 3.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The date of this prospectus is September, 2004

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

                           CLICKABLE ENTERPRISES, INC.


Through our wholly owned subsidiary ClickableOil.com, Inc., we are currently engaged in the business of providing heating oil to residential and commercial customers. We are one of the first internet-based heating oil companies, replacing much of the administrative functions and expenses with a Web-based infrastructure. We are currently focused on the New York metropolitan region, where our management has extensive experience and expertise. ClickableOil.com, Inc. began operations on October 12, 2000, and currently has approximately 2,500 customers, while retaining nearly 95% of our customer base.

We had net losses of $1,319,077 and $496,684 during the years ended March 31, 2004 and 2003, respectively. As of March 31, 2004, we had a cash balance of $130,902 and current liabilities of $2,996,481, including an obligation of $2,517,949 (before giving effect to debt discount) to convertible debenture holders. We had net losses of $434,086 and $208,717 during the three months ended June 30, 2004 and 2003, respectively. As of June 20, 2004, we had a cash balance of $21,715 and current liabilities of $3,095,851 with obligations of $166,707 to trade creditors, related parties of $87,190, as well as a total obligation of principal of $2,517,949 to convertible debenture holders. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the fiscal year 2004 and 2003 financial statements, in which our auditors expressed substantial doubt as to our ability to continue as a going concern, and state that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, increasing sales and generating sufficient revenues to become profitable. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Our principal executive offices are located at 711 South Columbus Avenue, Mount Vernon, NY 10550 and our telephone number is (914) 699-5190. We are incorporated in the State of Delaware.

                                  THE OFFERING


Common stock offered by selling stockholders ...............     Up to 209,435,920 shares, based on current
                                                                 (includes 200% of the shares underlying convertible debentures market prices and assuming full conversion warrants)
                                                                 of the convertible notes and the full exercise of the warrants.
                                                                 Assuming these shares are outstanding, this number represents
                                                                 74% of our common stock.

Common stock to be outstanding after the offering...........     Up to 283,572,746 shares


Use of proceeds.............................................     We will not receive any proceeds from the sale of the common stock.

Pink Sheets.................................................     CKEI


The above information regarding common stock to be outstanding after the offering is based on 74,136,826 shares of common stock outstanding as of August 15, 2004 and assumes the subsequent conversion of our issued convertible debentures and exercise of warrants by our selling stockholder.


                                  RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE HAD LOSSES SINCE OUR INCEPTION. WE EXPECT LOSSES TO CONTINUE IN THE FUTURE AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.


For our fiscal years ended March 31, 2004 and 2003, we had net losses of $1,319,077 and $496,684. We had losses of $434,086 and $208,717 during the three months ended June 30, 2004 and 2003, respectively. We expect to continue to incur significant operating expenses until such time as the volume of heating oil sold increases and/or we add ancillary products or product lines to our business.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated June 28, 2004, our independent auditors have expressed substantial doubt about our ability to continue as a going concern in our financial statements for the fiscal year ended March 31, 2004. Our ability to continue as a going concern is a result of recurring losses from operations, a stockholders' deficit, and requirement for a significant amount of capital financing to proceed with our business plan. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE HAVE A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON JUNE 30, 2004 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES ON THAT DATE.

We had a working capital deficit of $3,007,809 as of June 30, 2004, which means that our current liabilities exceeded our current assets by $3,007,809. Current assets are assets that are expected to be converted into cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on June 30, 2004 were not sufficient to satisfy all of our current liabilities on that date.


OUR OPERATIONS ARE HAZARDOUS AND COULD EXPOSE US TO THE RISK OF MATERIAL LIABILITIES, LOST REVENUES OR INCREASED EXPENSES.

There are risks associated with the handling of oil, such as operational hazards and unforeseen interruptions caused by events beyond our control. These include accidents, the breakdown or failure of equipment or processes, and catastrophic events. Liabilities incurred and interruptions in operations caused by the handling of oil, have the potential to materially impact our consolidated results of operations, financial position and liquidity.

OUR OPERATIONS ARE HAZARDOUS AND COULD EXPOSE US TO THE RISK OF ENVIRONMENTAL LIABILITIES


There are environmental risks associated with the risks in the handling of oil, which include injury or loss of life and extensive property or environmental damage. In addition, the general handling of oil has the potential for serious impacts on human health and the environment. Because home heating oil is considered harmful when released into the environment, the Company may suffer adverse economic losses in the event an environmental claim exceeds the $1,000,000 limit on the Company's environmental pollution liability insurance.


WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT FIND ADEQUATE FUNDING.

We currently have no legally binding commitments with any third parties to obtain any material amount of additional equity or debt financing. Our principal stockholders have limited financial resources and may not be able to continue to lend funds to us. We may not be able to obtain any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

- we have no additional assets to pledge as security for the loan

- we maybe viewed as a high market risk

As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our expansion and expenditures, which could harm our business and the value of our common stock.

OUR BUSINESS OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING.

Our business operations will be harmed if we are unable to obtain additional funding from related parties or from other investors or lenders. We believe that our available short-term assets will be sufficient to meet our operating expenses and capital expenditures through March 31, 2005. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain business opportunities for our product and services.

RISKS RELATING TO OUR CURRENT FINANCING AGREEMENTS:

WE ARE IN DEFAULT ON A PORTION OF OUR CONVERTIBLE DEBENTURES


As of August 15, 2004,  $2,017,949 of our June 2001,  August 2001,  May 2002 and
June 2003 secured convertible debentures have matured and are in default. We are currently in settlement and redemption discussions with the holders of the convertible debentures to retire these obligations. There can be no assurance that we will be successful in our negotiations to retire these obligations or raise the funds necessary to retire these debentures. The debentures are collateralized by all of our assets and there is no assurance that the holders of the debentures will not institute legal proceedings to recover the amounts owed including the foreclose on our assets.


THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of August 15, 2004, we have 74,136,826 shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 100,717,960 shares of common stock at current market prices, and outstanding warrants to purchase up to 4,000,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible debentures may increase if the market price of our stock declines. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.


THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES TO THE SELLING STOCKHOLDERS, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.


The following is an example of the amount of shares of our common stock that is issuable to the selling stockholder, upon conversion of our convertible debentures and subsequent exercise of warrants, based on market prices 25%, 50% and 75% below the market price, as of August 15, 2004 of $0.05.



                                         WITH
                                         ----                                    PERCENTAGE OF
% BELOW MARKET    PRICE PER SHARE   DISCOUNT OF 50%  NUMBER OF SHARES ISSUABLE  OUTSTANDING STOCK
--------------    ---------------   ---------------  -------------------------  -----------------
         25%            $0.0375          $0.0188           135,263,245                 65%
         50%             $0.025          $0.0125           203,435,920                 73%
         75%            $0.0125          $0.0063           403,642,698                 84%



The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS

We entered into Securities Purchase Agreements for the sale of an aggregate of $800,000 of convertible debentures and assumed $1,717,949 of convertible debentures in the merger and recapitalization transaction with ClickableOil.com, Inc. The convertible debentures are due and payable, with 10% interest, one year from the date of issuance, unless sooner converted into shares of our common stock. In addition, $2,017,949 of the convertible debentures have matured and are in default and could require the repayment at a price of 130% of the amount due under the debenture.. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holder could commence legal action against us to recover the amounts due. Any such action may require us to curtail or cease operations.

RISKS RELATING TO OUR COMMON STOCK:

OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT STOCKHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING STOCKHOLDERS.

Our certificate of incorporation provides that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of preferred stock and the designation of any such shares, without any vote or action by our stockholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

THE PRICE OF OUR COMMON STOCK MAY BE AFFECTED BY A LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY.

There is a limited public market for our common stock and there can be no assurance that an active trading market will develop. An absence of an active trading market could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has not traded over the past 18 months, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS SUBJECT TO "PENNY STOCK" RULES.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                                 USE OF PROCEEDS


This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will not receive any proceeds from the sale of shares of common stock in this offering. However we may receive up to $200,000 in the event the selling stockholders exercise their warrants. All of the proceeds from the warrant exercise will be used for marketing, promotion and advertising.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


Our common stock is traded in the over-the-counter market and quotations are published on the OTC Bulletin Board Pink Sheets under the symbol "CKEI.PK". As of August 15, 2004, there were approximately 288 shareholders of record based on transfer agent reports, which figure does not take into account those shareholders whose certificates are held in the name of broker-dealers. The closing price of the common stock on the Pink Sheets on August 15, 2004 was $0.05. As of August 15, 2004, 74,136,826 shares of common stock were issued and outstanding, of which 6,916,966 were unrestricted shares with the remainder of 67,219,860 being restricted shares.


The common stock commenced trading on the Bulletin Board on November 29, 2000. Set forth below are the high and low sales prices for shares of the Common Stock for the last two years:

FISCAL PERIOD
-------------
  2002-2003                 HIGH       LOW
-------------              -----      -----
First Quarter              $0.05      $0.05
Second Quarter             $0.05      $0.05
Third Quarter              $0.05      $0.05
Fourth Quarter             $0.05      $0.05

  2003-2003
-------------
First Quarter              $0.05      $0.05
Second Quarter             $0.05      $0.05
Third Quarter              $0.05      $0.05
Fourth Quarter             $0.05      $0.05




The above quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.


The ability of an individual shareholder to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

DIVIDEND POLICY

We did not pay any dividends during the 2004 fiscal year and have never paid any dividends on our capital stock. We currently expect that we will retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision on the future payment of dividends will depend on our earnings and financial position at the time and such other factors as the Board of Directors deem relevant.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The following is management's discussion and analysis of certain significant factors that will have affected our financial condition and results of operations. Certain statements under this section may constitute "forward-looking statements". The following discussion should be read in conjunction with the March 31, 2004 and 2003 audited consolidated financial statements and notes thereto included in the Company's Form 10-KSB.

FINANCIAL CONDITION

We had net losses of $434,086 and $208,717 during the three months ended June 30, 2004 and 2003, respectively. As of June 30, 2004, we had a cash balance of $21,715 and current liabilities of $3,095,851, with obligations of $166,707 to trade creditors, related parties of $87,190, as well as a total obligation of principal and interest of $2,517,949 to convertible debenture holders. We do not have sufficient cash or other assets to meet our current liabilities. In order to meet those obligations, we will need to raise cash from the sale of securities or from borrowings. Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the fiscal years 2004 and 2003, in which our auditors expressed substantial doubt as to our ability to continue as a going concern and state that our ability to continue as a going concern depends upon our ability to resolve liquidity problems, principally by obtaining capital, increasing sales and generating sufficient revenues to become profitable. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 2004 TO THE THREE MONTHS ENDED JUNE 30, 2003

OVERALL RESULTS OF OPERATIONS

For the three months ended June 30, 2004, we incurred an overall loss of $434,086, or $(.01) per share, which was an increase of $225,369 in the net loss of $208,717 or $(.00) per share for the comparable prior year period. The first quarter of our fiscal year is traditionally the second slowest quarter for deliveries of fuel oil due to warmer weather conditions in our market, the northeastern United States. The net loss for the three months ended June 30, 2004 includes a non-cash expense of $175,000 relating to debt discount expense, as well as increased interest expense attributable to a greater level of debt.

SALES

Total net sales for the three months ended June 30, 2004 was $231,095 compared to $188,811 for the three months ended June 30, 2003. The increase of $42,284, or 22.4%, can be attributed principally to an increase in gallons sold, as well as by an increase in the average selling price per gallon. The increase in gallons sold is attributable to a slightly larger customer base.

GROSS PROFIT

Gross profit improved by $12,373 to $24,473 for the three months ended June 30, 2004 compared to $12,100 for the three months ended June 30, 2003, with gross margin increasing to 10.6% from 6.4% for the periods due to a relatively stronger overall market pricing for fuel oil.

OPERATING EXPENSES

Total selling, general and administrative expenses increased by $19,127 to $185,515 for the three months ended June 30, 2004 from $166,388 for the three months ended June 30, 2003 due principally to an increase in bad debt expense, offset by a decrease in compensation expenses attributable to improved administrative efficiencies in the current period.

OTHER INCOME (EXPENSE)

Interest expense increased to $238,631 from $47,614, or $191,017, for the three months ended June 30, 2004 as compared with the three months ended June 30, 2004, due to $175,000 of related debt discount expense recognized in the three months ended June 30, 2004 compared to $25,000 in the comparable prior year period, as well as $63,631 of additional interest in the three months ended June 30, 2004 compared to $22,614 in the prior year period due to a greater amount of interest-bearing debt outstanding in the current period.


YEAR ENDED MARCH 31, 2004 COMPARED TO YEAR ENDED MARCH 31, 2003

OVERALL RESULTS OF OPERATIONS

For the year ended March 31, 2004, we incurred an overall loss of $(1,319,077), or ($.03) per share, which was an increase of $822,393 in the net loss of $(496,684) or $(.01) per share for the prior period. The net loss for the year ended March 31, 2004 includes $668,004 of non-cash expense relating to $416,667 of debt discount expense, $224,395 of interest expense attributable to a greater level of debt and $186,458 of expense recorded for common stock issued for professional fees.

SALES

Total sales revenue for the year ended March 31, 2004 was $1,879,565 compared to $1,490,359 for the year ended March 31, 2003. The total increase of $389,206, or 26.1%, can be attributed principally to an increase in gallons sold, and partially to an increase in the average selling price per gallon. The 33% increase in gallons sold is attributable to a slightly larger customer base.

GROSS PROFIT

Gross profit increased by $190,096 to $252,436, or 304.9%, for the year ended March 31, 2004 compared to $62,340 for the year ended March 31, 2003, while gross margin increased to 13.4% from 4.2% for the periods due to higher overall market pricing for fuel oil, greater mark up and improved operating efficiencies.

OPERATING EXPENSES

Total operating expenses for the year ended March 31, 2004 increased by $406,092 to $932,655 from $526,563 for the year ended March 31, 2003 due to increases in advertising expenses of $88,334, professional fees of $35,415, as well as expense charges of $186,458 recorded for common stock issued for professional fees.

OTHER INCOME (EXPENSE)


Interest expense increased to $641,062 for the year ended March 31, 2004 from $32,461, or $608,601, for the year ended March 31, 2003, attributable to $416,667 of debt discount expense, as well as $224,395 of interest expense resulting from a greater amount of interest-bearing debt outstanding, in the current year compared to the prior year.


LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW


As of June 30, 2004, we had a cash balance of $21,715 and a negative cash flow from operations of $176,635 for the period then ended. We do not have any available lines of credit. Since inception we have financed our operations through loans and from private placements of both debt and equity.

The notes to our condensed consolidated financial statements as of June 30, 2004 contain footnote disclosure regarding an uncertainty with respect to our ability to continue as a going concern. We have not generated sufficient revenues to cover our expenses, and we have an accumulated deficit of $3,524,474. However, we believe that by concentrating on our core business of selling home heating oil as well as by seeking the possible acquisition of profitable businesses, we will generate sufficient revenues and liquidity for the Company to operate for the next 12 months. However, as of June 30, 2004, we had $3,095,851 of current liabilities and there can be no assurances that the Company will be successful in developing its business and achieving a profitable level of operations sufficient to meet its cash needs.

We anticipate that over the next 12 months we will need additional financing for the repayment of outstanding convertible debentures, unless extensions are granted, as well to fund acquisitions of businesses similar to that of ours and to fund operating losses expected to be incurred until such time as we are able to generate positive cash flow. As of June 30, 2004, we had a working capital deficiency of $3,007,809.

The Company has total liabilities and contractual obligations of $3,304,185 as of June 30, 2004. These contractual obligations, along with the dates on which such payments are due, are described below:

                                             1 YEAR OR    MORE THAN
CONTRACTUAL OBLIGATIONS         TOTAL        LESS         1 YEAR
----------------------------    ----------   ----------   ----------
Convertible Debentures          $2,517,949   $2,517,949   $       --
Accounts Payable and  Accrued
  Expenses                         158,625      158,625           --
Accrued Interest
                                   532,338      532,338           --
Other

                                    95,272       95,272           --
Total Contractual Obligations   ----------   ----------   ----------
                                $3,304,184   $3,304,184   $       --
                                ==========   ==========   ==========




The inability to obtain additional funding will have a material adverse effect on our business and our ability to continue as a going concern. As a consequence, we may be forced to seek protection under the bankruptcy laws. In that event, it is unclear whether we could successfully reorganize our capital structure and operations, or whether we could realize sufficient value for our assets to satisfy our creditors in full. Accordingly, should we be forced to file for bankruptcy protection, there is no assurance that our stockholders would receive any value.

Below is a discussion of our sources and uses of funds for the three months ended June 30, 2004 and 2003.

NET CASH USED IN OPERATING ACTIVITIES

Net cash used in operating activities was $176,635 and $138,837 in the three months ended June 30, 2004 and 2003, respectively. The use of cash in operating activities for the three months ended June 30, 2004 was principally the result of a net loss of $434,086 and a seasonable decrease in accounts payable of $214,132 attributable to a lower level of purchasing volume in the quarter and the end of heating season liquidation of trade payables incurred in the prior quarter, offset by non-cash charges of $302,431, a seasonable decrease in accounts receivable of $81,676 attributable to a lower level of sales volume and the related end of heating season liquidation of customer receivables incurred in the prior quarter and an increase in accrued interest of $73,600. The use of cash in operating activities for the three months ended June 30, 2003 was principally the result of a net loss of $208,717 and a seasonable decrease in accounts payable of $200,149, offset by non-cash charges of $110,561, a seasonable decrease in accounts receivable of $22,920 and an increase in accrued interest of $101,658.

NET CASH USED IN INVESTING ACTIVITIES

We used $1,995 and $17,788, respectively, during the three months ended June 30, 2004 and 2003, respectively, for the acquisition of fixed assets, principally a computer software fuel system program in the 2003 period.

NET CASH PROVIDED BY FINANCING ACTIVITIES

Net cash provided by financing activities for the three months ended June 30, 2004 was $69,442, attributable to a net increase in related party debt. Net cash provided by financing activities for the three months ended June 30, 2003 was $200,175 from the sale of convertible debentures of $223,750, net of financing costs, offset by payments of financing costs of $76,250 and net repayments to related parties of $23,575.

CRITICAL ACCOUNTING POLICIES

RECENT ACCOUNT PRONOUNCEMENTS

In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin ("SAB") No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate. The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material impact on the financial statements.


SEASONALITY

         The Company's operations are subject to seasonal fluctuations, with a majority of the Company's business occurring in the late fall and winter months. Approximately 70% of the Company's revenues are earned and received from October through March, most of such revenues are derived from the sale of home heating products. From May through September, we can experience considerable reduction of retail heating oil sales.

                                    BUSINESS

RECENT COMPANY HISTORY

Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.), through its wholly owned subsidiary ClickableOil.com, Inc. ("ClickableOil.com") (incorporated in the State of Delaware on April 4, 2000), provides a relatively low cost and efficient means of servicing the heating oil market through an internet based approach. Clickable Enterprises, Inc. and ClickableOil.com, (collectively, the "Company") streamlines the process of heating oil ordering and delivering through providing a more accessible point of contact for the customer. The Company subcontracts with local delivery companies to deliver the heating oil to its customers.

On June 6, 2003, Achievement Tec Holdings, Inc., a publicly traded Delaware corporation (incorporated on April 26, 2000) entered into an Agreement and Plan of Merger with ClickableOil Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Achievement Tec Holdings, Inc., that was incorporated for the sole purpose of acquiring ClickableOil.com. Under the terms of the agreement, Clickable Oil Acquisition Corp. acquired all of the common stock of ClickableOil.com in exchange for the issuance of 43 million shares of Achievement Tec Holding, Inc.'s common stock to the holders of ClickableOil.com. At the time of the merger agreement there were 10,320,039 shares of Achievement Tech Holdings, Inc. outstanding.

On June 6, 2003, Achievement Tec Holdings Inc. also executed a Purchase and Sale Agreement with former directors and officers providing for the sale to them of 100% of the stock in Achievement Tec, Inc. and Career Direction, Inc., at the time wholly-owned subsidiaries of Achievement Tec Holdings, Inc., in exchange for the 6,428,073 shares of Achievement Tec Holdings, Inc. common stock that they collectively owned. These shares were subsequently retired. In December 2003, an amendment to the certificate of incorporation of Achievement Tec Holdings, Inc. changed its name from Achievement Tec Holdings, Inc. to Clickable Enterprises, Inc. ClickableOil.com survives as a wholly owned subsidiary of Clickable Enterprises, Inc., engaged in the business of selling heating oil and related services.

Generally accepted accounting principles in the United States of America require that the company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. ClickableOil.com is the accounting acquirer. As a result, the exchange was treated as a recapitalization and Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.) adopted the March 31 fiscal year end of ClickableOil.com. Accordingly, the accompanying consolidated financial statements include the following:

1. The balance sheet as of March 31, 2004 consists of the net assets of the accounting acquirer at historical cost and the net assets of the legal acquirer at historical cost from the date of acquisition.

2. The statements of operations include the operations of the accounting acquirer for the periods presented and the operations (consisting principally of interest expense) of the legal acquirer from the date of the merger.

OUR BUSINESS

Through our wholly owned subsidiary ClickableOil.com, Inc., we are currently engaged in the business of providing heating oil to residential and commercial customers. We are one of the first internet-based heating oil companies, replacing much of the administrative functions and expenses with a Web-based infrastructure. We are currently focused on the New York metropolitan region, where our management have extensive experience and expertise. ClickableOil.com, Inc. began operations on October 12, 2000, and currently has approximately 2,500 customers, while retaining nearly 95% of our customer base.

Unlike its industry competitors, ClickableOil.com, Inc. is unburdened with an expensive infrastructure of tangible assets. We currently do not, nor are we expected to own barges, trucks or storage facilities. Neither will we purchase expensive customer lists. Our only operating assets will be proprietary software, attendant computer hardware and the possible inventory of heating oil in some markets. ClickableOil.com, Inc. is also unburdened with the costs associated with intangible assets arising from the purchase of customers of acquired businesses.


We also provide service installation and repair of heating equipment as a service to our customers, which we consider to be a necessary part of our business. We provide home heating equipment repair service on a 24 hours a day, seven days-a-week basis in most of our delivery regions. However, we contract with local third parties to provide such services, which we believe would be unprofitable to offer ourselves.


We believe that we obtain new customers and maintain existing customers by offering full service home energy products at discount prices, providing quick repair operations, providing automatic deliveries to customers by monitoring historical use and weather patterns, and by providing customers a variety of payment and fixed price purchase options.

OPERATIONS


Our retail fuel oil distribution business is conducted through ClickableOil.com, Inc. We serve both residential and commercial fuel oil accounts. We sell quality home heating oil to our residential and commercial customers offering delivery seven days a week. We also contract with various third parties to provide an oil burner service that is available 24 hours a day for the maintenance, repair, and installation of oil burners. These services are performed on an as needed basis. Heating oil customers are not required to enter into service contracts, however, we do offer such service contracts if desired.


Approximately 50% of our customers receive their home heating oil pursuant to an automatic delivery system without the customer having to make an affirmative purchase decision. These deliveries are scheduled by computer, based on each customer's historical consumption patterns and prevailing weather conditions. Customers can also order deliveries of home heating oil through our web site located at www.clickableoil.com. We deliver home heating oil approximately 7 times each year to the average customer. We have credit cards on file for most automatic customers, and charge them promptly upon delivery or receives payment upon delivery. Our customers can pay for fuel deliveries with cash, check or credit card or budget plan. We offer both fixed price plans for one or two years or variable price deals that fluctuate with the market. Approximately 50% of our customers are on a fixed price plan.

We contract with third party owner-operator fuel oil companies to deliver our fuel with their delivery trucks within 48 to 72 hours after orders are received. Additionally, all automatic customer deliveries are scheduled and given to truckers at least 7 days in advance (earlier if bad weather is forecast). Truckers generally make deliveries in accordance with their existing routes, allowing sufficient time to make deliveries even during extreme weather conditions. Throughput agreements permit us to store inventory at a terminal and pay a fee to load our inventory out by truck as needed. This lowers our operating costs, as we do not have idle fleet costs in the warm weather months. The fuel trucks have fuel capacities ranging from 2,800 to 5,500 gallons. Each vehicle is assigned to a specific delivery route, and services between fifteen and fifty customer locations per day depending on market density and customers' fuel requirements.

A portion of our sales of heating oil during the past two fiscal years has been to related parties. A description of these sales follows.

During the years ended March 31, 2004 and 2003, the Company had fuel sales of $13,867 and $566,067, respectively, to NRG Heat & Power, Inc. and Flaw, Inc., oil suppliers that are owned by Messrs. Cirillo and Pipolo. As of March 31, 2004 and 2003, the balance due from these related parties was $0 and $45,649, respectively.

SUPPLIERS

We purchase fuel from various suppliers both "spot" and "contract", with both fixed price and variable price agreements. We also have several throughput/ storage agreements where the company utilizes a third party terminal to store our product for a per gallon fee.

We source some of our heating oil from related parties. The following is a description of these related party purchases.

During the years ended March 31, 2004 and 2003, the Company purchased, at arms-length market prices, approximately 25% and 40%, respectively, of its heating oil for resale from NRG Heat & Power, LLC and Recycle Oil, wholesale oil suppliers that are owned and managed by Messrs. Cirillo and Pipolo. During the year ended March 31, 2004, amounts owed to NRG Heat & Power, LLC in the amount of $190,240 was satisfied through the issuance of restricted common stock. As of March 31, 2004 and 2003, the aggregate amounts due to these suppliers were $17,748 and $539,665, respectively, and are included in due to related parties.

During the fiscal years ended March 31, 2004 and 2003, the Company engaged the services of NexGen, a company that provides oil, trucking and delivery services for the delivery of customer oil purchases at rates ranging from $.12 to $.14 cents per gallon. These rates are based on commercially available arms-length third party trucking rates.

ENVIRONMENTAL CONSIDERATIONS AND REGULATION

We have implemented environmental programs and policies designed to avoid potential liability under applicable environmental laws. We have not incurred any significant environmental compliance cost, and compliance with environmental regulations has not had a material effect on our operating or financial condition. This is primarily due to our general policies of closely monitoring its compliance with all environmental laws. We do not expect environmental compliance to have a material effect on its operations and financial condition. Our policy for determining the timing and amount of any environmental cost is to reflect an expense as and when the cost becomes probable and reasonably capable of estimation.

EMPLOYEES


As of June 30, 2004, the total number of our employees was 7, of which 6 were full-time employees.


RETAIL HEATING OIL INDUSTRY

Our business is highly competitive. In addition to competition from alternative energy sources, we compete with distributors offering a broad range of services and prices, from full service distributors similar to us, to those offering delivery only. Competition with other companies in the home heating oil industry is based primarily on customer service and price. Longstanding customer relationships are typical in the retail home heating oil pane industry. Many companies in the industry, including the Company, deliver fuel oil to their customers based upon weather conditions and historical consumption patterns without the customers having to make an affirmative purchase decision each time fuel oil is needed. In addition, most companies, including the Company, provide equipment repair service on a 24 hour-a-day basis, which tends to build customer loyalty. As a result, the Company may experience difficulty in acquiring new retail customers due to existing relationships between potential customers and other fuel oil distributors.

Distillate fuel oil in the United States involves two products: i) low-sulfur distillate, which is used for vehicle transportation fuel; and ii) #2 high-sulfur distillate, which is used for space heating in residential and commercial sectors, also known as home heating oil. The United States' two sources of home heating oil are domestic refineries and imports from foreign countries. The home heating oil industry, at least from a consumer's perspective, has been the only alternative for millions of consumers. Homes have to be heated, and with electricity being so costly and gas being either unavailable or more expensive than home heating oil, the only remaining option to heat a home is through the delivery of home heating oil. The same holds true for commercial operations, despite various efficiencies and price decreases in the industry in general. Home heating oil continues to be sold in large part throughout the Northeast for full price and delivered door to door somewhat as coal was in former days. Retail price inflexibility is all the more remarkable given that most retail sellers of home heating oil rarely do more than deliver oil. Home heating oil retailers do not search for oil, nor are they engaged in refining heating oil. Similarly, most retail home heating oil companies do not own the storage tanks that hold the oil delivered to the home and often do not even own the oil actually supplied to the home prior to loading the truck and its delivery. Nonetheless, the pricing of home heating oil from the consumer's perspective is fairly inelastic: when home heating oil prices rise, retail sellers increase their prices, but when prices decline, only a small portion of the price savings is passed on to the consumer.

Pricing. Home heating oil prices paid by consumers are determined by:

o    the cost of crude oil;

o    the cost of producing, marketing and distributing the oil;

o    the profits and losses of refiners, wholesalers and dealers; and

o    supply/demand equation often influenced by weather.

Heating oil prices paid by consumers can fluctuate over time due to a variety of factors including:

Seasonality in the demand for home heating oil. When crude oil prices are stable, heating oil prices tend to rise gradually in the winter months when demand is highest. A homeowner in the Northeast may use 650 to 1,000 gallons of home heating oil during a typical winter, while consuming very little during the rest of the year. However, prices can surge quickly to very high levels when there is a rapid change to colder weather, which impacts both supply and demand. Consumers want more heating oil at the same time that harbors and rivers are frozen or delivery systems are interrupted by weather conditions. During this time, the available home heating oil in storage is used faster than it can be replenished.

Changes in the cost of crude oil. Crude oil prices are determined by worldwide supply and demand. Demand can vary worldwide depending on the economy, weather and political instability in oil producing countries. Supply can be influenced by the Organization of Petroleum Exporting Countries ("OPEC") and other factors. Since crude oil is a major price component of home heating oil, changes in the price of crude oil will generally affect the price of heating oil (residential and commercial).

Competition in local markets. Competitive differences can be substantial between a locality with only one or few suppliers or retailers versus an area with a large number of competitors. Consumers in remote or rural locations may face higher heating oil prices because there are fewer competitors.

Regional operating costs. Prices also are impacted by higher costs of transporting heating oil to and from wholesale locations. In addition, other costs of doing business with retailers can vary substantially depending on the area of the country in which the dealer is located. Such costs include wages and salaries, benefits, equipment, lease/rent, insurance, overhead, and state and local fees.

                            DESCRIPTION OF PROPERTIES


Our offices are located at 711 South Columbus Avenue, Mount Vernon, New York 10550. The monthly rent for the Mount Vernon office is $1,470 which commenced on June 1, 2003 for a lease term of two years. As of July 1, 2004, the minimum lease payment for the remaining life of the lease is $16,170.


                                LEGAL PROCEEDINGS

The following provides a summary of material litigation to which we are a party:

Joe Loyd and Karen Loyd vs. Career Direction, Inc., and Achievement Tec, Inc. in the District Court of Denton County, Texas, 395th Judicial District, Case No. 2002-60052-393. Joe Loyd and Karen Loyd are former employees and officers of Career Direction, Inc. At the present time, they have a suit pending for declaratory judgment which, if entered, would permit them to compete in the career fair business which was their former profession. They are presently contractually bound by a covenant not to compete and a confidentiality agreement which would prevent them from entering a competing business. It is anticipated that they will make a claim against Career Direction, Inc., for money damages, but this amount is unknown at the present time, particularly since Career Direction, Inc., and Achievement Tec, Inc., have counterclaims against the Loyd's which will be filed in the pending suit.

On June 6, 2003, we executed a Purchase and Sale Agreement by and between us and Milton Cotter, Eric Cotter, Richard Berman and other former officers providing for the sale of 100% of the stock in Achievement TEC, Inc and Career Direction, Inc., the above-referenced defendants. In connection therewith, the Buyers have agreed to indemnify us for any liabilities that may arise from the above-referenced litigation matters.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer. Our executive officers are elected annually by the Board of Directors. Our directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

Our directors and officers are as follows:

NAME AND ADDRESS                   AGE      POSITION
------------------------------   ------     ----------------------
Nicholas Cirillo, Jr.              41       Chief Executive
c/o Clickable Enterprises, Inc.             Officer, President and
711 South Columbus Avenue                   Director

Mount Vernon, NY 10550

Guy Pipolo                         41       Chief Operating Officer,
c/o Clickable Enterprises, Inc.             Chief Financial
711 South Columbus Avenue                   Officer and Director
Mount Vernon, NY 10550

David Rodgers                      51       Secretary and Director
c/o Clickable Enterprises, Inc.
711 South Columbus Avenue
Mount Vernon, NY 10550


Nicholas Cirillo, Jr. has served as the Chief Executive Officer, President and Director of Clickable Enterprises, Inc since the June 6, 2003 merger with ClickableOil.com, Inc.,. In 1995, Mr. Cirillo, along with Guy Pipolo, co-founded National Retailers Group (which later became ClickableOil.com, Inc., when National Retailers Group became an Internet-based company), a New-York based discount oil company that provided purchasing, hedging and logistical services to wholesale terminal operations in both the Bronx and Westchester, marketed #4 and #6 oil to commercial customers in New York, Connecticut and Massachusetts, and offered homeowners reduced-priced oil using state-of-the-art distribution strategies. Mr. Cirillo served as President of National Retailers Group and ClickableOil.com, Inc. from 1995 to the merger. From 1987 to 1995, Mr. Cirillo was a Manager with Cibro Petroleum where his responsibilities included overseeing the hedging and purchasing strategies for over $1 billion in home heating oil. From 1984-1987, Mr. Cirillo was also employed by Bear Stearns and by a privately held petroleum trading company. He received his Bachelor of Arts in Economics from Georgetown University, and his Masters of Business Administration from Fordham University.

Guy Pipolo has served as the Chief Operating Officer, Chief Operating Officer, Chief Financial Officer and Director and of Clickable Enterprises, Inc. since the June 6, 2003 merger with ClickableOil.com, Inc. of In 1995, Mr. Pipolo co-founded, along with Nick Cirillo, Jr., National Retailers Group (which later became ClickableOil.com, Inc., when National Retailers Group became an Internet-based company), a New-York based discount oil company that provided purchasing, hedging and logistical services to wholesale terminal operations in both the Bronx and Westchester, marketed #4 and #6 oil to commercial customers in New York, Connecticut and Massachusetts, and offered homeowners reduced-priced oil using state-of-the-art distribution strategies. Mr. Cirillo served as Chief Operating and Chief Financial Officer of National Retailers Group and ClickableOil.com, Inc. from 1995 to the merger. From 1988 to 1995, Mr. Pipolo was the Supply Manager with Cibro Petroleum. Mr. Pipolo earned his Bachelor of Business Administration in Finance from Iona College.

David Rodgers is co-founder of Clickable Enterprises, Inc. Effective with the June 6, 2003 merger with ClickableOil.com, Inc., Mr. Rodgers was appointed Secretary and Director of the Company. He has served as Chief Financial Officer of Refuse Systems Corp., and Appliance Brokers Ltd Inc. since 2002. Previously, he served as the Director of Information Technology and Chief Financial Officer with Burnside Coal and Oil/West Vernon Petroleum Corp. from 1982-2002. Prior to 1982, Mr. Rodgers worked as an accountant in various professional accounting firms. Mr. Rodgers received his Bachelor of Science in Accounting from the University of Bridgeport.


All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows compensation paid by us for the fiscal years 2004, 2003 and 2002. Other than as set forth below, no executives' salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the value of restricted shares issued in lieu of cash compensation and certain other compensation, if any, whether paid or deferred.


                                        ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                                                                    AWARDS         PAYOUTS
                                                                OTHER       RESTRICTED
                                                                ANNUAL         STOCK      OPTIONS/   LTIP     ALL OTHER
NAME AND                             SALARY        BONUS     COMPENSATION     AWARD(S)     SARS    PAYOUTS  COMPENSATION
PRINCIPAL POSITION        YEAR         ($)          ($)           ($)            ($)        (#)      ($)         ($)
---------------------     -----      -------      -------    -------------    --------    -------- -------  ------------
Nicholas Cirillo, Jr.      2004         $  0         0          0               0           0        0          0
CEO and President          2003            0         0          0               0           0        0          0
                           2002            0         0          0               0           0        0          0

Guy Pipolo                 2004            0         0          0               0           0        0          0
COO and CFO                2003            0         0          0               0           0        0          0
                           2002            0         0          0               0           0        0          0

Milton Cotter              2004            0         0          0               0           0        0          0
Former CEO & CFO           2003            0         0          0             500(1)        0        0          0
                           2002       93,984         0          0               0           0        0          0
---------------------------------------------------------------------------------------------------------------------------


(1) Represents 10,000 shares of common stock.

During the last fiscal year, there were no individual grants of stock options or freestanding SARs, nor were there any exercises of stock options or freestanding SARs, to or by any executive officer, nor were there any unexercised options or SARs granted to any executive officer, nor were there any awards made to any executive officers under any long term incentive plan.

EMPLOYMENT AGREEMENT

On June 6, 2003, we entered into a six month employment agreement with Milton Cotter, our former Chief Executive Officer and Chairman, to continue to serve as our Chief Executive Officer and Chief Financial Officer, and to insure that all of our 2002 and 2003 financial reports be prepared and filed with the SEC. Mr. Cotter is to receive 10,000 shares of our common stock for this six month employment commitment having a value of $500 or $.05 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, there have been no transactions between us and any officer, director, nominee for election as director, or any shareholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family, except as follows:


During the three months ended June 30, 2004, the Company's liability for non-interest bearing cash advances and oil purchases from NRG Heat & Power, LLC, an oil supplier that is owned and managed by Messrs. Cirillo and Pipolo, officers of the Company, increased in the net amount of $69,442. During this three-month period, the Company purchased oil for resale from NRG Heat & Power, LLC in the amount of $73,994 and $92,321, respectively. As of June 30, 2004, this non-interest bearing obligation of $87,190 is included in Due to related parties in the accompanying balance sheet.

As of June 30, 2004, the Company owed NexGen $51,021 of accrued interest.

During the three months ended June 30, 2004, the Company had fuel sales of $100 to Flaw, Inc., a company owned by Messrs. Cirillo and Pipolo.


During the years ended March 31, 2004 and 2003, the Company purchased, at arms-length market prices, approximately 25% and 40%, respectively, of its heating oil for resale from NRG Heat & Power, LLC and Recycle Oil, wholesale oil suppliers that are owned and managed by Messrs. Cirillo and Pipolo. During the year ended March 31, 2004, amounts owed to NRG Heat & Power, LLC in the amount of $190,240 was satisfied through the issuance of restricted common stock. As of March 31, 2004 and 2003, the aggregate amounts due to these suppliers were $17,748 and $539,665, respectively, and are included in due to related parties.

During the years ended March 31, 2004 and 2003, the Company had fuel sales of $13,867 and $566,067, respectively, to NRG Heat & Power, Inc. and Flaw, Inc., oil suppliers that are owned by Messrs. Cirillo and Pipolo. As of March 31, 2004 and 2003, the balance due from these related parties was $0 and $45,649, respectively, and is included in accounts receivable.

As of March 31, 2004 and 2003, notes and loan payable due to NexGen Energy, LLC ("NexGen"), a company owned and controlled by Messrs. Cirillo, Pipolo, and Rodgers, was $0 and $459,000, respectively. $309,000 due under the notes payable was for management services rendered by Messrs. Cirillo, Pipolo and Rodgers to the Company in the amount of $103,000 each during the fiscal year ended March 31, 2003. The notes payable, which accrue interest at a rate of 7% per annum, were originally due on October 1, 2003 and have been extended orally through March 31, 2004. No management fees were charged by Messrs. Cirillo, Pipolo and Rodgers to the Company in fiscal 2004. The loan payable of $150,000 was for cash advances made by NexGen in fiscal 2003 and 2004, is unsecured and bears an interest rate of 7% per annum. The cash advances, which are not evidenced by a written loan agreement, and the $309,000 of notes payable were satisfied in January 2004 via the issuance of restricted common stock. As of March 31, 2004 and 2003, accrued interest due to NexGen on the above satisfied notes and loan payable was $51,021 and $26,880, respectively, and is included in accrued interest.

On June 6, 2003 and immediately after the ClickableOil.com, Inc. merger transaction, we executed a Purchase and Sale Agreement with Milton Cotter, Eric Cotter, Richard Berman and other former officers providing for the sale of 100% of the stock in Achievement TEC, Inc. and Career Direction, Inc. in exchange for 6,428,073 shares of our common stock collectively owned by them. We subsequently retired these shares.

During the fiscal years ended March 31, 2004 and 2003, the Company engaged the services of NexGen, a company that provides oil, trucking and delivery services for the delivery of customer oil purchases at rates ranging from $.12 to $.14 cents per gallon. These rates are based on commercially available arms-length third party trucking rates.

The above-referenced transactions with our affiliates were made on terms that are no less favorable to us than those generally available from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENE FICIAL OWNERS AND MANAGEMENT


The following table contains information about the beneficial ownership of our common stock as of August 15, 2004 for:

     o each person who beneficially owns more than five percent of the common stock;

     o    each of our directors;

     o    the named executive officers; and

     o    all directors and executive officers as a group.

Unless otherwise indicated, the address for each person or entity named below is c/o Clickable Enterprises, Inc., 711 South Columbus Avenue, Mount Vernon, New York 10550.


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 74,136,826 shares of common stock outstanding as of August 15, 2004.


                                COMMON STOCK BENEFICIALLY OWNED
                                -------------------------------
NAME AND ADDRESS                    NUMBER           PERCENT
-------------------------       -------------      ------------
Nicholas Cirillo, Jr. (1)          19,932,420        26.9%
Guy Pipolo (1)                     19,932,420        26.9%
David Rodgers (1)                  18,030,020        24.3%

All Executive Officers and
 Directors as a Group              57,894,860        78.1%



(1) All shares are beneficially owned by (a) DGN Holdings, LLC, a New York limited liability company in which Messrs. Cirillo, Pipolo and Rodgers each own a 33.33% interest, (b) NexGen Energy, LLC, a New York limited liability company in which Messrs. Cirillo, Pipolo and Rodgers each own a 33.33% interest and (c) NRG Heat and Power, LLC, a New York limited liability company in which Messrs. Cirillo and Pipolo each own a 50% interest.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value.

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to documents filed with the Securities and Exchange Commission under the Exchange Act of 1934.

COMMON STOCK

The holders of the issued and outstanding shares of common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefore. The Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of the common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. The common stock does not have any preemptive rights and does not have cumulative voting rights. The issued and outstanding shares of common stock are fully paid and nonassessable.

Holders of shares of common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of common stock held by them.

TRANSFER AGENT

Interstate Transfer Company has been appointed the transfer agent of our common stock.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

-- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

-- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

-- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-- an exchange distribution in accordance with the rules of the applicable exchange;

--   privately-negotiated transactions;

--   short sales after the effective date of this prospectus;

-- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

--   through the writing of options on the shares;

--   a combination of any such methods of sale; and

--   any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

After the effective date of this prospectus, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares or common stock or Warrant owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed an "underwriter" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

                              SELLING STOCKHOLDERS

This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, all of which are issuable pursuant to warrants and/or convertible debentures held by these selling stockholders. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933.

None of the following selling stockholders have held any position or office within our company, nor has had any other material relationship with us in the past three years, other than in connection with transactions pursuant to which the selling stockholders acquired convertible debentures and warrants.


Under the securities purchase agreements, we received an aggregate of $2,542,949 from the selling stockholders, and they were issued a corresponding amount of our 10% secured convertible debentures and warrants to purchase up to an aggregate of 4,000,000 shares of common stock. We repaid $25,000 of this amount on May 29, 2002 through the issuance of 416,666 shares of restricted common stock. Our current balance due on the debentures is $2,517,949. The terms of the debentures provide for full payment on 1 year from the date of issuance, with interest of 10% per annum, which may be converted at any time at the lesser of
(i) $0.05 or (ii) the average of the lowest three inter-day trading prices during the twenty trading days immediately prior to the date the conversion notice is sent, discounted by fifty percent (50%). The terms of the warrants entitle each selling stockholder to purchase shares of our common stock at a price equal to $.05 per share, at any before the fifth anniversary date of the issuance. Under the related Registration Rights Agreement, we agreed to register all of the shares underlying such convertible debentures and warrants to allow the selling stockholders to sell them in a public offering or other distribution.

The information listed below was furnished to us by the indicated selling stockholders. Shares of our common stock will be acquired by the selling stockholders pursuant to the exercise by AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC and AJW Offshore, Ltd. of up to an aggregate of $2,517,949 in secured convertible debentures and warrants to purchase up to 4,000,000 shares of common stock, in the aggregate, in accordance with the terms of the securities purchase agreements.


AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. Mr. Ribotsky has sole voting and investment control over AJW Partners, LLC, New Millennium Capital Partners II, LLC and AJW Offshore, Ltd. Mr. Ribotsky has shared voting and investment control over AJW Qualified Partners, LLC. Accordingly, AJW Partners, LLC, New Millennium Capital Partners II, LLC and AJW Offshore, Ltd. and AJW Qualified Partners, LLC are a "group" for purposes of Regulation 13d-3. We have been notified by the selling stockholder that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                             TOTAL
                        TOTAL SHARES OF    PERCENTAGE                                                             PERCENTAGE
                         COMMON STOCK      OF COMMON      SHARES OF                                  BENEFICIAL    OF COMMON
                         ISSUABLE UPON       STOCK,     COMMON STOCK    BENEFICIAL  PERCENTAGE OF    OWNERSHIP    STOCK OWNED
                         CONVERSION OF      ASSUMING     INCLUDED IN     OWNERSHIP   COMMON STOCK    AFTER THE       AFTER
        NAME              DEBENTURES          FULL       PROSPECTUS     BEFORE THE   OWNED BEFORE     OFFERING     OFFERING
                        AND/OR WARRANTS    CONVERSION        (1)         OFFERING      OFFERING         (8)
                              (2)              (9)
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
New Millennium
Capital Partners II,
LLC (7)                   37,624,800 (3)      21.04% (9)    75,249,600           --              --         4.99%            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
AJW Partners, LLC (7)     36,493,160 (4)      20.40% (9)    72,986,320           --              --         4.99%            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
AJW Offshore, Ltd. (7)    18,900,000 (5)      10.57% (9)    37,800,000           --              --         4.99%            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------
AJW Qualified
Partners, LLC (7)         11,700,000 (6)       6.54% (9)    23,400,000           --             --          4.99%            --
---------------------- ------------------ ------------- -------------- ------------ --------------- ------------ --------------




The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes 200% of the shares issuable upon conversion of the convertible debentures and shares issuable upon exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(2) Assumes that all securities registered will be sold.


(3) Represents shares of common stock underlying an aggregate of $940,619.79 principal amount convertible debentures.


(4) Represents shares of common stock underlying an aggregate of $872,329 principal amount convertible debentures and 1,600,000 shares underlying warrants exercisable at $0.05 per share.

(5) Represents shares of common stock underlying an aggregate of $432,500.00 principal amount convertible debentures and 1,600,000 shares underlying warrants exercisable at $0.05 per share.

(6) Represents shares of common stock underlying an aggregate of $272,500.00 principal amount convertible debentures and 800,000 shares underlying warrants exercisable at $0.05 per share.


(7) These selling shareholders may be deemed to be a "group" for purposes of Regulation 13d-3. If they are deemed to be a group, then they would collectively be deemed to own 104,717,960 shares of common stock, representing 58.55% of the outstanding common stock after full conversion. However all of the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

(8) All selling shareholders, individually and as a group, are contractually limited to own only a 4.99% beneficial ownership interest in the Company.

(9) For informational purposes only. All selling shareholders, individually and as a group, are contractually limited and may not own greater than a 4.99% beneficial ownership interest in the Company.


                        OUR SECURITIES PURCHASE AGREEMENT

We entered into the following securities purchase agreements:

o June 29, 2001 with AJW Partners, LLC and New Millennium Capital Partners II, LLC for $1,192,949 in convertible debentures

o August 13, 2001 with AJW Partners, LLC and New Millennium Capital Partners II, LLC for $250,000 in convertible debentures

o May 8, 2002 with AJW Partners, LLC, New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC and AJW Offshore, Ltd. for $300,000 in convertible debentures


o June 6, 2003, November 3, 2003 and January 16, 2004 with AJW Partners, LLC, AJW Offshore, Ltd., and AJW Qualified Partners, LLC for $800,000 in convertible debentures and 4,000,000 warrants in the aggregate.


Theses securities purchase agreements contain covenants and representations and warranties of the investors and us that are customary in transactions of this type. In particular, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to have reserved at all times for issuance at least two times the number of shares that is the actually issuable upon full conversion of the debentures and full exercise of the warrants. We have also agreed to provide the investors with a monthly list to ensure we are in compliance with such reserve amount requirement. Furthermore, we have agreed not to negotiate or contract, without the prior written consent of a majority-in-interest of the investors, with any party to obtain additional equity financing that involves the issuance of common stock at a discount to the market price of the common stock on the date of issuance or the issuance of convertible securities that are convertible into an indeterminable number of shares of common stock or the issuance of warrants. Moreover, our common stock must remain listed on the OTCBB or an equivalent exchange, and must remain eligible to file a Form SB-2 or S-1 Registration Statement and we are prohibited from merging or consolidating with or into another company or transferring all or substantially all of our assets to another company.

Under the terms of the securities purchase agreements, in the event the Company breaches one or more of its covenants or representations or warranties, the Company may be obligated to pay to the investors liquidated damages equal to three percent (3%) of the outstanding debentures per month, prorated for partial months, in cash or unregistered shares of common stock (issued at a price equal to the conversion price of the debentures determined as of the time of payment), at the option of the investors, for such time that the breach remains uncured.

The representations and warranties and covenants set forth in Sections 3, 4, 5 and 8 of the Securities Purchase Agreement will survive all of the closings for a period of two (2) years from the date that the last investment is completed. In addition, the representations, warranties and covenants are assignable to subsequent purchasers of the convertible debentures and warrants from the original buyers.

The secured convertible debentures bear interest at 10% per annum and mature on one year from the date of issuance. The 10% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 10% debentures and its affiliates own more than 4.9% of our outstanding common stock. However, this ownership restriction may be waived by the holder upon 61 days notice. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of

o fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

o    a fixed conversion price of $0.05.

We are be obligated to pay a penalty of $2,000 per day to the investors if we fail to deliver the shares of our common stock issuable upon a conversion of the debentures within two business days following the receipt of the investors' notice of conversion.


The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted by the conversion price. For example, assuming conversion of $2,517,949 of debentures on August 15, 2003, a conversion price of $0.025 per share, the number of shares issuable, ignoring the 4.9% limitation discussed above, upon conversion would be:

$2,517,949/ $0.025 = 100,717,960 shares


The conversion price of the debentures are subject to equitable adjustments if we distribute a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders' ownership. Also, the debentures fixed conversion price gets lowered in the event we issue shares of our common stock or any rights, options, warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTCBB. The fixed conversion price gets lowered upon such issuance to the amount of the consideration per share received by us.

The debentures are secured by a security agreement under which we pledged substantially all of our assets, including our goods, fixtures, equipment, inventory, contract rights and receivables.

                  OUR COVENANTS WITH THE 10% DEBENTURE HOLDERS

We may not, without the prior written consent of our 10% debenture holders, do any of the following:

o pay, declare or set apart for payment any dividend or other distribution on shares of our capital stock other than shares issued in the form of a stock dividend;

o redeem, repurchase or otherwise acquire any shares of our capital stock or any warrants, rights or options to purchase or acquire our shares of capital stock;

o incur any indebtedness, except to trade creditors or financial institutions incurred in the ordinary course of our business or to pay the 10% debentures;

o sell, lease or otherwise dispose of any significant portion of our assets outside of the ordinary course of our business;

o lend money, give credit or make advances to any person or entity except in the ordinary course of our business (to a maximum of $50,000); and

                             DESCRIPTION OF WARRANTS

The warrants purchased by the investors pursuant to the June 6, 2003 securities purchase agreement entitle the investors to purchase 4,000,000 shares of our common stock at an exercise price equal to $0.05 per share.

The warrants expire five years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue shares of our common stock on any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.

        CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTANTS AND
                              FINANCIAL DISCLOSURE


On June 23, 2003, a Form 8-K was filed announcing the dismissal of our independent accountants, Merdinger, Fruchter, Rosen & Corso, P.C., and the engagement of our new independent accountants, Weinberg & Company, P.A. Our board of directors recommended the dismissal of our former accountants. There were no disagreements between the Company and its former accountants. As of May 14, 2004, the 8-K was amended to report the change in accountants under Item 4. rather than Item 1. and Item 7.

On  June  23,   2003,   a  Form  8-K  was  filed   announcing   the   merger  of
ClickableOil.com, Inc. with and into the Company.

On August 25, 2003, an amended Form 8-K was filed including the audited financial statements of ClickableOil.com, Inc. for the fiscal years ended March 31, 2003 and 2002.


                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Troy J. Rillo, Esquire.

                                     EXPERTS

Our financial statements at March 31, 2004 and 2003, appearing in this prospectus and registration statement have been audited by Weinberg and Company, independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Clickable Enterprises, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

We furnish our stockholders with annual reports containing audited financial statements.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                                        AS OF          AS OF
                                                       JUNE 30,       MARCH 31,
                                                        2004            2004
                                                     -----------    -----------
                                                     (UNAUDITED)

                                     ASSETS

    Current Assets

      Cash                                           $    21,715    $   130,902
      Accounts receivable, net of allowance for
        doubtful accounts of $41,039 and $14,408          23,002        138,299

      Inventory                                               --         11,143

      Prepaid expenses                                    11,356         13,000

      Deferred financing costs, net of accumulated
        amortization of $117,531 and $86,510              31,969         62,990
      Other current assets                                  --              781
                                                     -----------    -----------
    Total Current Assets                                  88,042        357,115
    Property and equipment, net                           57,161         58,580
    Other Assets                                           1,710          6,558
                                                     -----------    -----------
TOTAL ASSETS                                         $   146,913    $   422,253
                                                     ===========    ===========

                     LIABILITIES & STOCKHOLDERS' DEFICIENCY

     Current Liabilities

       Accounts payable and other accrued expenses   $   158,625    $   372,757
       Accrued interest

                                                         532,338        458,738
       Due to related parties
                                                          87,190         17,748
       Convertible debentures, net of discount of
         $208,333 and $383,333, respectively
                                                       2,309,616      2,134,616
       Customer deposits

                                                           8,082         12,622
                                                     -----------    -----------
        Total Current Liabilities                      3,095,851      2,996,481
                                                     -----------    -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIENCY

     Preferred stock, $.001 par value, 10,000,000
     shares authorized, none issued and outstanding           --             --

     Common stock, $.001 par value, 500,000,000
       shares authorized, 74,136,826 shares issued
       and outstanding                                    74,137         74,137
     Additional paid-in capital                          630,839        630,839
     Deferred compensation                              (129,167)      (188,542)
     Accumulated deficit                              (3,524,747)    (3,090,661)
                                                     -----------    -----------
TOTAL STOCKHOLDERS' DEFICIENCY                        (2,948,938)    (2,574,227)
                                                     -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS'  DEFICIENCY      $   146,913    $   422,254
                                                     ===========    ===========


                 See accompanying notes to financial statements

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                             CONDENSED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                FOR THE THREE MONTHS
                                                    ENDED JUNE 30,
                                           ----------------------------
                                               2004            2003
                                           ------------    ------------

NET SALES                                  $    231,095    $    188,811

COST OF SALES                                   206,622         176,711
                                           ------------    ------------
GROSS PROFIT                                     24,473          12,100
                                           ------------    ------------
OPERATING EXPENSES
     Selling, general and administrative        185,515         166,388
     Depreciation and amortization               34,434           6,864
                                           ------------    ------------
TOTAL OPERATING EXPENSES                        219,949         173,252
                                           ------------    ------------

LOSS FROM OPERATIONS                           (195,476)       (161,152)

OTHER INCOME (EXPENSE)
     Other income                                    21              49
      Interest expense                         (238,631)        (47,614)
                                           ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                   (238,610)        (47,565)
                                           ------------    ------------
Loss before provision for income taxes         (434,086)       (208,717)

Provision for income taxes                           --              --
                                           ------------    ------------
NET LOSS                                   $   (434,086)   $   (208,717)
                                           ============    ============
Net loss per share, basic and diluted      $      (0.01)   $         --
                                           ============    ============
Weighted average number of common shares
   outstanding -basic and diluted            74,136,826      44,384,004
                                           ============    ============

                 See accompanying notes to financial statements

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                         FOR THE THREE MONTHS
                                                             ENDED JUNE 30,
                                                        ----------------------
                                                           2004         2003
                                                        ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

     Net loss                                           $(434,086)   $(208,717)
     Adjustments to reconcile net loss to net cash
            used in operating activities:
        Depreciation and amortization                      34,435        6,864
        Beneficial conversion expense                     175,000       25,000
       Provision for bad debts                             33,621        3,697
        Stock issued for services                              --       75,000
        Recognition of deferred compensation               59,375           --
     Changes in operating assets and liabilities:
     (Increase) decrease in:

        Accounts receivable                                81,676       22,920
        Inventory                                          11,143        1,104
        Prepaid expenses                                    1,644       35,310
        Other assets                                        5,629          (78)
     Increase (decrease) in:
        Accounts payable and other accrued expenses      (214,132)    (200,149)
        Accrued interest                                   73,600      101,658
        Customer deposits                                  (4,540)      (1,446)
                                                        ---------    ---------
      Net cash used in operating activities              (176,635)    (138,837)
                                                        ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of property and equipment                 (1,995)     (17,788)
                                                        ---------    ---------
     Net cash used in investing activities                 (1,995)     (17,788)
                                                        ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

     Payments of financing costs                               --      (76,250)
     Increase (decrease) in due to related parties         69,442      (23,575)
     Proceeds from issuance of convertible debentures          --      300,000
                                                        ---------    ---------
     Net cash provided by financing activities             69,442      200,175
                                                        ---------    ---------


NET (DECREASE) INCREASE IN CASH                          (109,188)      43,550
     CASH AT BEGINNING OF PERIOD                          130,903        7,917
                                                        ---------    ---------
     CASH AT END OF PERIOD                              $  21,715    $  51,467
                                                        =========    =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

In relation to the merger and recapitalization during June 2003, no assets were carried over from the legal survivor and $345,318 of accounts payable and accrued expenses and $1,717,949 of convertible debentures of the legal acquirer were assumed.

                 See accompanying notes to financial statements


                         CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                                     AND SUBSIDIARY
                        CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                                        FOR THE THREE MONTHS ENDED JUNE 30, 2004
                                                      (UNAUDITED)


                                           COMMON STOCK         ADDITIONAL
                                     ------------------------     PAID IN       DEFERRED     ACCUMULATED
                                       SHARES        AMOUNT       CAPITAL     COMPENSATION     DEFICIT         TOTAL
                                     ----------   -----------   -----------   -----------    -----------    -----------
Balance, March 31, 2004              74,136,826   $    74,137   $   630,839   $  (188,542)   $(3,090,661)   $(2,574,227)

Amortization of deferred services            --            --            --        59,375             --         59,375

Net loss for the period                      --            --            --            --       (434,086)      (434,086)
                                     ----------   -----------   -----------   -----------    -----------    -----------
Balance, June 30, 2004               74,136,826   $    74,137   $   630,839   $  (129,167)   $(3,524,747)   $(2,948,938)
                                     ==========   ===========   ===========   ===========    ===========    ===========


                                    See accompanying notes to financial statements.

                                                           4

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2004
                                   (UNAUDITED)

NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

          (A)  ORGANIZATION AND RECENT COMPANY HISTORY

          Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.), through its wholly owned subsidiary ClickableOil.com, Inc. ("ClickableOil.com") (incorporated in the State of Delaware on April 4, 2000), provides a low cost and highly efficient means of servicing the heating oil market through an Internet based approach. Clickable Enterprises, Inc. and ClickableOil.com, (collectively, the "Company") streamlines the process of heating oil ordering and delivering through providing a more accessible point of contact for the customer. The Company subcontracts with local delivery companies to deliver the heating oil to its customers.

          (B)  PRINCIPLES OF CONSOLIDATION

          The condensed consolidated financial statements include the accounts of Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.) and its wholly owned subsidiary ClickableOil.com (collectively, the "Company").

          (C)  USE OF ESTIMATES

          In preparing condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

          (D)  PER SHARE DATA

          Basic net income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed based on the weighted average number of common shares and common stock equivalents outstanding during the period. There were no common stock equivalents outstanding during the periods presented. Accordingly, a reconciliation between basic and diluted earnings (loss) per share is not presented.

          (E)  INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The condensed consolidated financial statements as of and for the three months ended June 30, 2004 and 2003 are unaudited. In the opinion of management, such condensed consolidated financial statements include all adjustments (consisting only of normal recurring accruals) necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. The consolidated results of operations for the three months ended June 30, 2004 and 2003 are not necessarily indicative of the results to be expected for the full year. The consolidated balance sheet information as of March 31, 2004 was derived from the audited consolidated financial statements included in the Company's annual report Form 10-KSB. The interim condensed consolidated financial statements should be read in conjunction with that report.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2004
                                   (UNAUDITED)

          (F)  RECENT ACCOUNTING PRONOUNCEMENTS

          In March 2004, the U.S. Securities and Exchange Commission's Office of the Chief Accountant and the Division of Corporate Finance released Staff Accounting bulletin ("SAB") No. 105, "Loan Commitments Accounted for as Derivative Instruments". This bulletin contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value, and requires that fair-value measurement include only differences between the guaranteed interest rate in the loan commitment and market interest rate, excluding any expected future cash flows related to the customer relationship or loan servicing. In addition, SAB105 requires the disclosure of the accounting policy for loan commitments, including methods and assumptions used to estimate the fair value of loan commitments, and any associated hedging strategies. SAB 105 is effective for derivative instruments entered into subsequent to March 31, 2004 and should also be applied to existing instruments as appropriate. The Company has not yet completed its evaluation of SAB 105, but does not anticipate a material impact on the financial statements.

          (G)  RECLASSIFICATIONS

          Certain items have been reclassified in prior period statements to conform to the current period presentation.

NOTE 2    RELATED PARTY TRANSACTIONS

          During the three months ended June 30, 2004, the Company's liability for non-interest bearing cash advances and oil purchases from NRG Heat & Power, LLC, an oil supplier that is owned and managed by Messrs. Cirillo and Pipolo, officers of the Company, increased in the net amount of $69,442. During this three-month period, the Company purchased oil for resale from NRG Heat & Power, LLC in the amount of $73,994 and $92,321, respectively. As of June 30, 2004, this non-interest bearing obligation of $87,190 is included in Due to related parties in the accompanying balance sheet.

          As of June 30, 2004, the Company owed NexGen $51,021 of accrued interest.

          During the three months ended June 30, 2004, the Company had fuel sales of $100 to Flaw, Inc., a company owned by Messrs. Cirillo and Pipolo.

NOTE 3    CONVERTIBLE DEBENTURES

          The convertible debentures issued in 2001, 2002 and June 2003 (aggregating $2,017,949 before discount) have matured and are currently in default. The Company has entered into settlement and redemption discussions with the noteholders to restructure or retire these obligations. The remaining convertible debentures (aggregating $500,000 before discount) mature in November 2004 ($300,000) and January 2005 ($200,000).

          As of June 30, 2004, interest of $481,317 is accrued on all of the convertible debentures and is included in current liabilities as accrued interest.

NOTE 4    COMMITMENTS AND CONTINGENCIES

          (A)  LEGAL MATTERS

          The Company is contingently liable in a legal proceeding brought against one of its former subsidiaries by two former employee officers contesting a non compete covenant and confidentiality agreement. This legal action had not had any meaningful progress in the past two years. While the outcome of the case is uncertain, management is of the belief that the ultimate outcome of this lawsuit will not have a material adverse effect on the results of operations or financial stability of the Company.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               AS OF JUNE 30, 2004
                                   (UNAUDITED)

NOTE 5    GOING CONCERN

          The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

          As reflected in the accompanying condensed consolidated financial statements, the Company has a net loss of $434,086 and a negative cash flow from operations of $176,635 for the three months ended June 30, 2004 and a working capital deficiency of $3,007,809 and a stockholders' deficiency of $2,948,938 at June 30, 2004. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

          Management's plans include the raising of additional capital through private or public transactions and implementation of its business plan to increase revenues.

                                    CONTENTS

PAGE      i         INDEPENDENT AUDITORS' REPORT

PAGE      1         BALANCE SHEETS AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003

PAGE      2         STATEMENTS OF OPERATIONS  FOR THE YEARS ENDED MARCH 31, 2004
                    (CONSOLIDATED) AND 2003

PAGE      3         STATEMENTS OF CHANGES IN  STOCKHOLDERS'  DEFICIENCY  FOR THE
                    YEARS ENDED MARCH 31, 2004 (CONSOLIDATED) AND 2003

PAGE      4         STATEMENTS  OF CASH FLOWS FOR THE YEARS ENDED MARCH 31, 2004
                    (CONSOLIDATED) AND 2003

PAGES     5 - 12    NOTES TO FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:
  Clickable Enterprises, Inc.

  (formerly Achievement Tec Holdings, Inc.)

We have audited the accompanying balance sheets of Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.) and Subsidiary as of March 31, 2004 (Consolidated) and 2003 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.) and Subsidiary as of March 31, 2004 (Consolidated) and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has a net loss of $1,319,077 and a negative cash flow from operations of $442,306 for the year ended March 31, 2004 and a working capital deficiency of $2,639,365 and a stockholders' deficiency of $2,574,227 at March 31, 2004. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 9. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG & COMPANY, P.A.


Boca Raton, Florida
June 28, 2004

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                                 BALANCE SHEETS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


                                     ASSETS

                                                         2004           2003
                                                     -----------    -----------
CURRENT ASSETS

Cash                                                 $   130,902    $     7,917
Accounts receivable, net                                 138,299         69,911
Inventory                                                 11,143         10,900
Prepaid expenses                                          13,000         77,905
Deferred financing costs, net                             62,990             --
Other assets                                                 782          1,738
                                                     -----------    -----------
Total Current Assets                                     357,116        168,371
PROPERTY AND EQUIPMENT, NET                               58,580          2,767
OTHER ASSETS                                               6,558             --
                                                     -----------    -----------
TOTAL ASSETS                                         $   422,254    $   171,138
                                                     ===========    ===========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES

Accounts payable and other accrued expenses          $   372,757    $   291,011
Accrued interest                                         458,738         26,880
Due to related parties                                    17,748        539,665
Notes payable - related party                               --          459,000
Convertible debentures, net of discount of $383,333    2,134,616           --
Customer deposits                                         12,622         20,166
                                                     -----------    -----------
Total Current Liabilities                              2,996,481      1,336,722
                                                     -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIENCY

Preferred stock, $.001 par value, 10,000,000
shares authorized, none issued and outstanding                --             --
Common stock, $.001 par value, 500,000,000 shares
authorized, 74,136,826 and 43,000,000 shares issued
   and outstanding, respectively                          74,137         43,000
Additional paid-in-capital                               630,839        563,000
Deferred compensation                                   (188,542)            --
Accumulated deficit                                   (3,090,661)    (1,771,584)
                                                     -----------    -----------
Total Stockholders' Deficiency                        (2,574,227)    (1,165,584)
                                                     -----------    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY       $   422,254    $   171,138
                                                     ===========    ===========

                See accompanying notes to financial statements.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                            STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED MARCH 31, 2004 (CONSOLIDATED) AND 2003


                                                        2004            2003
                                                   ------------    ------------

FUEL SALES, INCLUDING RELATED PARTY SALES OF
$13,867 AND $566,067, RESPECTIVELY                 $  1,879,565    $  1,490,359

COST OF SALES                                         1,627,129       1,428,019
                                                   ------------    ------------
GROSS PROFIT                                            252,436          62,340
                                                   ------------    ------------
OPERATING EXPENSES

     Selling, general and administrative                837,923         524,669
     Depreciation and amortization                       94,732           1,894
                                                   ------------    ------------
                                                        932,655         526,563
TOTAL OPERATING EXPENSES

                                                   ------------    ------------
LOSS FROM OPERATIONS                                   (680,219)       (464,223)
                                                   ------------    ------------

OTHER INCOME (EXPENSE)

Other income                                              2,204              --
Interest expense                                       (641,062)        (32,461)
                                                   ------------    ------------
TOTAL OTHER INCOME (EXPENSE)                           (638,858)        (32,461)
                                                   ------------    ------------

NET LOSS                                           $ (1,319,077)   $   (496,684)
                                                   ============    ============
Net loss per share - basic and diluted             $       (.03)   $       (.01)
                                                   ============    ============
Weighted average number of common shares
   outstanding -basic and diluted                    51,480,641      43,000,000
                                                   ============    ============


                See accompanying notes to financial statements.


                                CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                                           AND SUBSIDIARY
                                          STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                                     FOR THE YEARS ENDED MARCH 31, 2004 (CONSOLIDATED) AND 2003


                                                  COMMON STOCK          ADDITIONAL
                                           --------------------------      PAID IN       DEFERRED      ACCUMULATED
                                              SHARES         AMOUNT        CAPITAL     COMPENSATION      DEFICIT         TOTAL
                                           -----------    -----------    -----------    -----------    -----------    -----------
Balance, April 1, 2002                      43,000,000    $    43,000    $   563,000    $        --    $(1,274,900)   $  (668,900)

Net loss, 2003                                      --             --             --             --       (496,684)      (496,684)
                                           -----------    -----------    -----------    -----------    -----------    -----------

Balance, April 1, 2003                      43,000,000         43,000        563,000             --     (1,771,584)    (1,165,584)

Liabilities assumed from merger with
Achievement Tec Holdings, Inc.              10,320,039         10,320     (2,073,587)            --             --     (2,063,267)

Cancellation of shares on sale of           (6,428,073)        (6,428)         6,428             --             --             --
subsidiaries

Beneficial conversion feature of
convertible debentures                              --             --        800,000             --             --        800,000

Stock issued to consultants for
services                                     7,500,000          7,500        367,500       (300,000)            --         75,000

Amortization of deferred services                   --             --             --        111,458             --        111,458

Stock issued to employees for
services                                       550,000            550         26,950             --             --         27,500

Stock issued to settle related party
debt                                        19,194,860         19,195        940,548             --             --        959,743

Net loss, 2004                                      --             --             --             --     (1,319,077)    (1,319,077)
                                           -----------    -----------    -----------    -----------    -----------    -----------

Balance, March 31, 2004                     74,136,826    $    74,137    $   630,839    $  (188,542)   $(3,090,661)   $(2,574,227)
                                           ===========    ===========    ===========    ===========    ===========    ===========

                                          See accompanying notes to financial statements.

                                                                  3

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                             STATEMENT OF CASH FLOWS
           FOR THE YEARS ENDED MARCH 31, 2004 (CONSOLIDATED) AND 2003




                                                        2004           2003
                                                    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

    Net loss                                        $(1,319,077)   $  (496,684)
    Adjustments to reconcile net loss to net cash used in operating activities:

    Depreciation and amortization                        94,732          1,894
    Provision for bad debts                              10,452          3,697
    Beneficial conversion expense                       416,667             --
    Stock issued for services                           213,958             --
    Changes in operating assets and liabilities:
    (Increase) decrease in:

        Accounts receivable                             (78,840)        28,664
        Inventory                                          (243)        (2,922)
        Prepaid expenses                                 64,905        (65,395)
        Other assets                                     (5,602)         3,570
    Increase (decrease) in:

        Accounts payable and accrued expenses            11,746         29,474
        Accrued interest                                156,540             --
        Customer deposits                                (7,544)       (13,404)
    Liability incurred for accrued related party
      consulting services                                    --        150,000
                                                    -----------    -----------
    Net Cash Used In Operating Activities              (442,306)      (361,106)
                                                    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Acquisition of fixed assets                         (64,035)          (735)
                                                    -----------    -----------
    Net Cash Used In Investing Activities               (64,035)          (735)
                                                    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Net proceeds from issuance of convertible
      debentures                                        650,500             --
    Due to related party                                (21,174)       356,268
                                                    -----------    -----------
          Net Cash Provided By Financing Activities     629,326        356,268
                                                    -----------    -----------

    NET DECREASE IN CASH                                122,985         (5,573)

    Cash at beginning of YEAR                             7,917         13,490
                                                    -----------    -----------

CASH AT END OF YEAR                                 $     5,470    $        --
                                                    ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

CAsh paid for interest

NON-CASH INVESTING AND FINANCING ACTIVITIES:

In relation to the merger and recapitalization, no assets were carried over from the legal survivor and $345,318 of accounts payable and accrued expenses and $1,717,949 of convertible debentures of the legal acquirer were assumed.

During the year ended March 31, 2004, the Company issued 7,500,000 shares of common stock having a value of $375,000 in the aggregate, to three consultants for professional services rendered and to be rendered to the Company.

During the year ended March 31, 2004, the Company issued 550,000 shares of restricted common stock valued at $27,500 in the aggregate, to five employees as additional compensation.

During the year ended March 31, 2004, the Company settled in full related party debt in the aggregate amount of $959,743 by the issuance of 19,194,860 shares of restricted common stock at $.05 per share.

                See accompanying notes to financial statements.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)  ORGANIZATION AND RECENT COMPANY HISTORY


Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.), through its wholly-owned subsidiary ClickableOil.com, Inc. ("ClickableOil.com") (incorporated in the State of Delaware on April 4, 2000), provides a low cost and highly efficient means of servicing the heating oil market through an Internet based approach. Clickable Enterprises, Inc. and ClickableOil.com, (collectively, the "Company") streamlines the process of heating oil ordering and delivering through providing a more accessible point of contact for the customer. The Company subcontracts with local delivery companies to deliver the heating oil to its customers.


On June 6, 2003, Achievement Tec Holdings, Inc., a publicly traded Delaware corporation, (incorporated on April 26, 2000) entered into an Agreement and Plan of Merger with ClickableOil Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Achievement Tec Holdings, Inc., that was incorporated for the sole purpose of acquiring ClickableOil.com. Under the terms of the agreement, Clickable Oil Acquisition Corp. acquired 100 percent of the common stock of ClickableOil.com in exchange for the issuance of 43 million shares of Achievement Tec Holding, Inc.'s common stock to the holders of ClickableOil.com. At the time of the merger agreement there were 10,320,039 shares of Achievement Tech Holdings, Inc. outstanding (See Note 6(A)).

On June 6, 2003, Achievement Tec Holdings Inc. also executed a Purchase and Sale Agreement with former directors and officers providing for the sale to them of 100% of the stock in Achievement Tec, Inc. and Career Direction, Inc., at the time wholly-owned subsidiaries of Achievement Tec Holdings, Inc., in exchange for the 6,428,073 shares of Achievement Tec Holdings, Inc. common stock that they collectively owned. These shares were subsequently retired (See Note 6(B)). In December 2003, an amendment to the certificate of incorporation of Achievement Tec Holdings, Inc. changed its name from Achievement Tec Holdings, Inc. to Clickable Enterprises, Inc. ClickableOil.com survives as a wholly-owned subsidiary of Clickable Enterprises, Inc., engaged in the business of selling heating oil and related services.

Generally accepted accounting principles in the United States of America require that the company whose shareholders retain a majority interest in a business combination be treated as the acquirer for accounting purposes. ClickableOil.com is the accounting acquirer. As a result, the exchange was treated as a recapitalization and Clickable Enterprises, Inc. (formerly Achievement Tec Holdings, Inc.) adopted the March 31 fiscal year end of ClickableOil.com. Accordingly, the accompanying consolidated financial statements include the following:

1. The balance sheet as of March 31, 2004 consists of the net assets of the accounting acquirer at historical cost and the net assets of the legal acquirer at historical cost from the date of acquisition.

2. The statements of operations include the operations of the accounting acquirer for the periods presented and the operations (consisting principally of interest expense) of the legal acquirer from the date of the merger.

(B)  REVENUE RECOGNITION

The Company recognizes revenue at the time heating oil is delivered to customers.

(C)  CONCENTRATIONS OF CREDIT RISK FROM DEPOSITS IN EXCESS OF INSURED LIMITS

The Company's cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company is exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company's policy is to maintain cash balances with high quality financial institutions.

(D)  INVENTORY

Inventory consists primarily of heating oil and is valued at the lower of cost (first-in, first-out) or market.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


(E)  PROPERTY AND EQUIPMENT

Property and Equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred.
Depreciation is provided using the straight-line method over the estimated useful lives of the assets from three to five years. These long-lived assets are generally evaluated on an individual basis in making a determination as to whether such assets are impaired. Periodically, the Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributed to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. There has been no impairment loss recorded for the years ended March 31, 2004 and 2003.

(F)  INCOME TAXES

Deferred  tax  assets  and   liabilities  are  recognized  for  the  future  tax
consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There was no current or deferred income tax expense (benefit) for the years ended March 31, 2004 and 2003. The deferred tax asset of approximately $2,280,000 arising from the Company's ability to carry forward its net operating losses of approximately $6,705,000 to future years expiring at various dates through 2024 has been fully offset by a valuation allowance because it is more likely then not that the deferred tax asset will not be utilized. This net operating loss carryforward may be restricted in future years under Section 382 of the Internal Revenue Code.

(G)  USE OF ESTIMATES

In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(H)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued expenses and related party payables, approximate fair value due to the short-term maturities of these instruments. The carrying value of the convertible debentures approximates the fair value based on the effective interest rates compared to current market rates.

(I)  ADVERTISING COSTS

Costs  incurred  for   advertising   are  charged  to  operations  as  incurred.
Advertising expenses for the years ended March 31, 2004 and 2003 were $109,445 and $21,111, respectively.

(J)  LOSS PER SHARE

Basic and diluted net loss per common share for the years ended March 31, 2004 and 2003 are computed based upon the weighted average number of common shares outstanding. The assumed conversion of common stock equivalents was not included in the computation of diluted loss per share because the assumed conversion and exercise would be anti-dilutive due to net losses incurred in all periods.

(K)  RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003

In May 2003, the FASB issued SFAS No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this Statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This Statement shall be effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, as to which the effective date is for fiscal periods beginning after December 15, 2003.

In January 2003, (as revised in December 2003) The Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements". Interpretation No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; (ii) the equity investors lack one or more of the following essential characteristics of a controlling financial interest: the direct or indirect ability to make decisions about the entities activities through voting rights or similar rights; or the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

Interpretation No. 46, as revised, also requires expanded disclosures by the primary beneficiary (as defined) of a variable interest entity and by an enterprise that holds a significant variable interest in a variable interest entity but is not the primary beneficiary.

Interpretation No. 46, as revised, applies to small business issuers no later than the end of the first reporting period that ends after December 15, 2004. This effective date includes those entities to which Interpretation 46 had previously been applied. However, prior to the required application of Interpretation No. 46, a public entity that is a small business issuer shall apply Interpretation 46 or this Interpretation to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003. Interpretation No. 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

Management does not believe the adoption these statements will have a material effect on the Company's financial position or results of operations.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003

(L)  STOCK BASED COMPENSATION

The Company accounts for options issued to employees under APB Opinion No.25 "Accounting for Stock Issued to Employees" and the disclosure provisions of FASB No. 123 as modified by FASB No. 148 using the intrinsic value based method, under which compensation cost is measured as the excess of the stock's market price at the grant date over the amount an employee must pay to acquire the stock. Stock options and warrants issued to non-employees are accounted for using the fair based method under which the expense is measured as the fair value of the security at the date of grant based on the Black-Scholes pricing model. The Company accounts for shares issued to employees and non-employees under its 2004 Stock Incentive Plan by valuing the shares issued based on the fair value at the date of grant.

(M)  SEGMENT INFORMATION

The Company's business is organized, managed and internally reported as a single segment. All revenues except immaterial amounts are derived from the sale of heating oil in the northeastern United States.

NOTE 2 ACCOUNTS RECEIVABLE

Accounts receivable as of March 31, 2004 and 2003 consisted of the following:


                                                        2004             2003
                                                     ---------        ---------

Accounts receivable-trade                            $ 152,707        $  27,959
Accounts receivable-related party                         --             45,649
Less allowance for doubtful accounts                   (14,408)          (3,697)
                                                     ---------        ---------
                                                     $ 138,299        $  69,911
                                                     =========        =========


For the years ended March 31, 2004 and 2003, the Company recorded bad debt expense of $10,452 and $3,697, respectively.

NOTE 3 PROPERTY AND EQUIPMENT

Property and Equipment as of March 31, 2004 and 2003 consisted of the following:


                                                          2004           2003
                                                        --------       --------
 Office equipment and computer software                 $ 72,950       $  8,915
 Less: accumulated depreciation                          (14,370)        (6,148)
                                                        --------       --------
                                                        $ 58,580       $  2,767
                                                        ========       ========


Total depreciation expense for the years ended March 31, 2004 and 2003 was $8,222 and $1,894, respectively.

NOTE 4  DEBT FINANCING COSTS

Debt financing costs, which relate to the $800,000 of convertible debentures (See Note 5), as of March 31, 2004 and 2003 consisted of the following:

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


                                                                         2004
                                                                      ---------
Debt financing costs                                                  $ 149,500
Less: accumulated amortization                                          (86,510)
                                                                      ---------
                                                                      $  62,990
                                                                      =========



Total amortization  expense for the year ended March 31, 2004 was $86,510.

NOTE 5  CONVERTIBLE DEBENTURES

On June 29, 2001, and August 13, 2001, the Company entered into Secured Convertible Debenture Purchase and Exchange Agreements by and among the Company and AJW Partners, LLC and New Millennium Capital Partners II, LLC (the "Purchasers"). Pursuant to the Purchase Agreements, the Purchasers agreed, subject to the terms and conditions of the Purchase Agreements, to purchase an aggregate principal amount of $1,192,949 and $250,000, respectively, of the Company's 10% Secured Convertible Debentures, originally due June 29, 2003 and August 13, 2003, respectively. The debentures are convertible into shares of the Company's common stock, (the "Common Stock"). As consideration for the purchase of the debentures, the Purchasers (i) paid $500,000; (ii) exchanged convertible debentures of the Company in the aggregate principal and accrued interest amount of $105,019; and (iii) exchanged 586,375 shares of Common Stock.

On May 8, 2002, the Company entered into additional Secured Convertible Debenture Purchase and Exchange Agreements with AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore, Ltd., all of whom are stockholders of the Company, whereby the Company sold $300,000 of one-year 10% Secured Convertible Debentures due May 8, 2003, convertible into shares of Common Stock. The debentures are convertible, at the holder's option, into shares of Common Stock in whole or in part at any time after the original issue date.

During 2002, the Company issued 416,666 shares of its common stock to an affiliate of AJW Partners, LLC and New Millennium Capital Partners II, LLC to settle $25,000 of the convertible debentures.

The balance of the  aforementioned  convertible  debentures that were originally
issued  by   Achievement   Tec   Holdings,   Inc.   prior  to  the   merger  and
recapitalization were assumed by the Company as part of the merger.

On June 6, 2003, coincident with the ClickableOil.com merger transaction, the Company entered into a debt modification and extension agreement with the above bondholders wherein the bondholders agreed to (i) extend the maturity of all of the Company's then existing convertible debentures, as described above, to June 6, 2004; (ii) waive all penalties accrued pursuant to the June 2001, August 2001 and May 2002 debentures; (iii) release their security interest in the Company's assets with the Company granting the bondholders a security interest in all of the assets of ClickableOil.com, Inc.; (iv) modify the optional prepayment provisions of the debentures; and (v) conform the conversion price on all of the debentures to equal the 50% conversion price of the June 2003 debentures (see below). The 2001 and 2002 convertible debentures have matured and are currently in default. The Company has entered into settlement and redemption discussions with the bondholders to retire these obligations.


Also on June 6, 2003 and coincident with the ClickableOil.com merger transaction, the Company entered in a Securities Purchase Agreement with AJW Partners, LLC and its related funds for $800,000 of 10% one-year secured convertible debentures and a total of 4,000,000 stock purchase warrants expiring June 5, 2008. The debentures are convertible, at the holder's option, into shares of common stock in whole or in part at any time after the original issue date. The number of shares of Common Stock issuable upon a conversion is to be determined by dividing the outstanding principal amount of the debenture to be converted, plus related accrued interest, by the conversion price. The conversion price in effect on any conversion date is the lesser of $.05 and 50% of the average of the three day lowest bid prices during the twenty trading days immediately preceding the applicable conversion date. The stock purchase warrants have an exercise price equal to the average of the three day lowest bid prices during the twenty trading days immediately preceding the filing of a registration statement.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003

On June 6, 2003, the Company closed on $300,000 of the $800,000 convertible debentures with additional closings of $300,000 and $200,000 occurring at the time the Company becomes current in all of its SEC filings and files a registration statement registering the underlying shares, respectively. The Company also issued 1,500,000 stock purchase warrants on the above closing. The June 2003 convertible debentures have matured and are currently in default. The Company has entered into settlement and redemption discussions with the bondholders to retire this obligation. On November 3, 2003, the Company closed on an additional $300,000 of the convertible debentures maturing on November 3, 2004 and issued an additional 1,500,000 stock purchase warrants subsequent to becoming current in all of its SEC filings. On January 16, 2004, the Company closed on the final $200,000 of the convertible debentures maturing on January 16, 2005 and issued an additional 1,000,000 stock purchase warrants subsequent to filing the aforementioned registration statement.


The aggregate of 4,000,000 stock purchase warrants issued in connection with the convertible debentures have a fair value of zero as calculated on the grant date using the Black-Scholes option pricing model as required under FASB 123 with the following assumptions: expected dividend yield 0%, volatility 0%, risk-free interest rate 4.5% and expected life of five years. As of March 31, 2004, no warrants have been exercised. The outstanding stock purchase warrants is convertible into 4,000,000 shares of common stock. If exercised, the Company will receive $.05 per share or $200,000 upon exercise of the stock purchase warrants.

The convertible debentures contain a beneficial conversion feature computed at its intrinsic value which is the difference between the conversion price and the fair market value of the Company's common stock on the debenture issuance date, multiplied by the number of shares into which the debt is convertible at the commitment date. Since the beneficial conversion feature is to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or an aggregate of $800,000 through March 31, 2004, was recorded as a discount on the debt and as a component of additional paid-in capital and is being accreted over 12-month periods as interest expense in accordance with EITF 00-27. For the year ended March 31, 2004, the Company accreted $416,667 of debt discount as interest expense. The remaining debt discount of $383,333 will be accreted in the year ending March 31, 2005. The following presents the effect of the debt discount on, and a summary of the reported liability for convertible debentures as of March 31, 2004:

     Total convertible debentures outstanding:

         June 2001                          $ 1,192,949
         August 2001                            250,000
         May 2002                               300,000
         June 2003                              300,000
         November 2003                          300,000
         January 2004                           200,000
                                            -----------
     Total convertible debentures issued    $ 2,542,949
                                            ===========
     Repayment                                  (25,000)
     Balance outstanding                    $ 2,517,949
     Unamortized Debt discount                 (383,333)
                                            -----------
     Balance sheet liability                $ 2,134,616
                                            ===========


Under the terms of the convertible debenture agreements the Company is required to register its common stock, which shares are issuable upon conversion of the convertible debentures and the exercise of the outstanding warrants by the holders of such debentures and warrants. At the current price of $.05 per share, 100,717,960 shares of common stock would be issued at a price of $.025 per share upon conversion of the outstanding convertible debt.


As of March 31, 2004, interest of $397,510 is accrued on all of the convertible debentures and is included in current liabilities as accrued interest.

As of March 31, 2004, the Company owed in the aggregate $2,517,949, less discount of $383,333, on all of the convertible debentures.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


NOTE 6  STOCKHOLDERS' DEFICIENCY

(A)  STOCK ISSUED IN MERGER AND RECAPITALIZATION

In June 2003, the Company issued 43,000,000 shares of restricted common stock to the former shareholders of ClickableOil.com, Inc. pursuant to the terms of the June 6, 2003 merger transaction. As part of the merger, the Company's common stock changed from no par value to .001 par value. The accompanying financial statements have been retroactively restated to reflect the change in par value. As part of the merger agreement, no assets, but certain obligations, in the amount of $2,063,267, of Achievement Tec, Inc. and Career Direction, Inc., were retained by the accounting acquirer.

(B)  STOCK CANCELLATION

On June 6, 2003, the Company executed a Purchase and Sale Agreement by and between the Company and former directors and officers of the Company (collectively, the "Sellers") providing for the sale of 100% of the stock of the Company's then inactive subsidiaries, Achievement Tec, Inc. and Career Direction, Inc., in exchange for the delivery of 6,428,073 shares of the
Company's common stock collectively owned by the Sellers. The Company subsequently retired these shares. These subsidiaries ceased operations on or before June 6, 2003 and consequently had no impact on the Company's loss from operations for the year ended March 31, 2004. No gain or loss resulted from this transaction.

(C)  STOCK INCENTIVE PLAN

On February 4, 2004, the Company filed an S-8 Registration Statement to register 10,000,000 shares of common stock at a proposed maximum offering price of $.05 per share under the Company's 2004 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to assist in attracting, motivating, retaining and compensating highly competent key employees, non-employee directors and consultants to achieve long-term corporate objectives and to reduce debt of the Company through the issuance of common stock rather than the payment of cash. An aggregate of 6,000,000 common shares were issued pursuant to the Plan during the year ended March 31, 2004.

(D)  STOCK ISSUED FOR SERVICES

On July 2, 2003, the Company issued 750,000 shares each (1,500,000 shares in the aggregate) to two consultants, having a value of $37,500 each ($75,000 in the aggregate), for professional services rendered. These shares have been valued at $.05 per share based on the current market value and expensed during the year ended March 31, 2004. On February 9, 2004, the Company's Board of Directors approved the issuance of 2,250,000 and 3,750,000 shares, respectively, (6,000,000 shares in the aggregate, issued under the 2004 Stock Incentive Plan (See Note 6(C) above)) having a value of $112,500 and $187,500 ($300,000 in the aggregate) to two consultants, respectively, for professional services to be rendered. These shares were issued on February 20, 2004 and have been valued at $.05 per share based on the current market value. The value of these shares has been initially recorded as deferred compensation in stockholder's deficiency and is being expensed as service is performed. For the year ended March 31, 2004, the Company recorded consulting expense of $111,458.

(E)  STOCK ISSUED TO EMPLOYEES

On January 27, 2004, the Board of Directors approved the issuance of 550,000 shares of restricted common stock, in the aggregate, to five employees as additional compensation for services rendered to the Company. These shares have been valued at $.05 per share, based on the current market value and accordingly, $27,500 has been expensed during the year ended March 31, 2004.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


(F)  STOCK ISSUED FOR RELATED PARTY DEBT

On January 27, 2004, the Company issued an aggregate of 19,194,860 shares of restricted common stock valued at $.05 per share, based on the current market value, in full satisfaction of $959,743 of outstanding related party debt at that date.


(G)  PREFERRED STOCK

The Company has 10,000,000 shares of $.001 par value preferred stock, authorized but unissued. The Company's board of directors will determine the terms of the preferred stock prior to its issuance.


NOTE 7  RELATED PARTY TRANSACTIONS

During the years ended March 31, 2004 and 2003, the Company purchased approximately 25% and 40%, respectively, of its heating oil for resale from two suppliers that are owned and managed by the Company's officers and stockholders. As of March 31, 2004 and 2003, the aggregate amounts due to these suppliers were $17,748 and $539,665, respectively, and are included in due to related parties.

During the years ended March 31, 2004 and 2003, the Company had fuel sales of $7,957 and $546,641, respectively, to a party related by virtue of common ownership. As of March 31, 2004 and 2003, the balance due from the related party was $0 and $37,889, respectively, and is included in accounts receivable.

During the years ended March 31, 2004 and 2003, the Company had fuel sales of $5,910 and $19,416, respectively, to a party related by virtue of common ownership. As of March 31, 2004 and 2003, the balance due from the related party was $0 and $7,760, respectively, and is included in accounts receivable.

During the years ended March 31, 2004 and 2003, the Company expensed $-0- and $53,796, respectively, to three related parties for reimbursement of consulting expenses, salaries, and other expenses included in selling, general and administrative. As of March 31, 2004 and 2003, $0 and $275,868, respectively, are included in accounts payable and accrued expenses.

As of March 31, 2004 and 2003, notes payable due to related parties was $-0- and $459,000, respectively. During the year ended March 31, 2004, the Company issued stock in full satisfaction of the notes payable (See Note 6F).

As of March 31, 2004 and 2003, accrued interest due to related parties was $51,021 and $26,880, respectively, and is included in accrued interest.

For related party stock transactions, (See Note 6(F)).

NOTE 8  COMMITMENTS AND CONTINGENCIES

(A)  LEGAL MATTERS

The Company is contingently liable in a legal proceeding brought against one of its former subsidiaries by two former employee officers contesting a non compete covenant and confidentiality agreement. This legal action has not had any meaningful progress in the past two years. While the outcome of the case is uncertain, management is of the belief that the ultimate outcome of this lawsuit will not have a material adverse effect on the results of operations or financial stability of the Company.

In another lawsuit, the plaintiffs brought suit against the Company for negligence alleging failure to exercise due care in handling fuel oil. The case involves a misdelivery of home heating oil to the plaintiff's residence that had a fuel pipe but no tank. The lawsuit was submitted to the Company's insurance carrier who had the damage cleaned up. The insurance carrier is attempting to settle the case. The insurance coverage appears adequate and, accordingly, no additional liability has been accrued.

      CLICKABLE ENTERPRISES, INC. (FORMERLY ACHIEVEMENT TEC HOLDINGS, INC.)
                                 AND SUBSIDIARY
                          NOTES TO FINANCIAL STATEMENTS
                  AS OF MARCH 31, 2004 (CONSOLIDATED) AND 2003


(B)  FORWARD PURCHASE COMMITMENT

As of March 31, 2004, the Company had entered into two futures contracts with an unrelated supplier to purchase, in aggregate, approximately 84,000 gallons of heating oil to be received during December 2004 and January 2005. The heating oil to be purchased will be provided to customers under existing sales commitments (estimate based on number of customers) whereby the customers have agreed to purchase all of their heating oil from the Company. The amount due under these contracts total approximately $80,000 and is payable as deliveries are received by the Company. The contracts specifies that the Company is to be billed for each delivery and the credit terms call for electronic transfer of funds within 10 days. If the Company fails to perform, they shall be in default and held liable for damages.

(C)  LEASE AGREEMENT

On April 1, 2003, the Company entered into a lease agreement with an unrelated third party for its administrative offices. The term of the lease is for twenty four months commencing on June 1, 2003. The monthly rent was $1,260 through December 31, 2003. As of January 1, 2004, the monthly rent increased to $1,470. Future minimum lease payments under the term of the operating lease are as follows at March 31, 2004:


                      2005                   $17,640
                      2006                     2,940
                                             -------
                                             $20,580
                                             =======


NOTE 9  GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

As reflected in the accompanying financial statements, the Company has a net loss of $1,319,077 and a negative cash flow from operations of $442,306 for the year ended March 31, 2004 and a working capital deficiency of $2,639,365 and a stockholders' deficiency of $2,574,227 at March 31, 2004. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional funds and implement its business plan. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management's plans include the raising of additional capital through private or public transactions and implementation of its business plan to increase revenues.

----------------------------------------    ------------------------------------
You should rely only on the  information
contained  in this  prospectus.  We have
not  authorized  anyone to  provide  you         UP TO 209,435,920 SHARES
with  information   different  from  the                  OF OUR
information     contained     in    this             OF COMMON STOCK
prospectus.  This  document  may only be
used  where  it is  legal  to  sell  the
securities.   The  information  in  this
document may only be accurate on the date of this document.


           TABLE OF CONTENTS
                                    Page

Prospectus Summary                     2
Risk Factors                           3
Use Of Proceeds                        7        Clickable Enterprises, Inc.
Market For Common Equity And Related
Stockholder Matters                    8
Management's Discussion And Analysis
 Or Plan Of Operation                 13
Business                              14
Management                            18
Certain Relationships And Related
 Transactions                         22
Security Ownership Of Certain
 Beneficial Owners And Management     23               ________________

Description Of Securities             24                  PROSPECTUS
                                                       ________________
Plan Of Distribution                  26
Selling stockholders
Legal Matters                         30
Experts                               32
Available Information                 32

Index To Financial Statements         33              September ___, 2004

----------------------------------------    ------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our certificate of incorporation provides that we shall indemnify its directors provided that the indemnification shall not eliminate or limit the liability of a director (a) for any breach of the director's duty or loyalty to the corporation or its stockholders, (b) for acts of omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the Delaware General Corporation Law ("DGCL"), or (d) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities
Act,  and  is,  therefore,   unenforceable.  In  the  event  that  a  claim  for
indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                NATURE OF EXPENSE AMOUNT
                ----------------------------
                SEC Registration fee                     $855.26*
                Accounting fees and expenses           10,000.00*
                Legal fees and expenses                35,000.00*
                                                      ----------
                     TOTAL                            $45,855.26*
                                                      ==========

                * Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

All issuances of common stock have been valued based on the closing price of the stock as of the date that the Company's Board of Directors approved the issuance.

On January 27, 2004, the Company issued 15,390,060 and 3,804,800 shares of restricted common stock to NexGen Energy, LLC and NRG Heat & Power, Inc., respectively, in full satisfaction of $769,503 and $190,240 respectively of outstanding related party debt. Also on January 27, 2004, the Company issued 100,000, 100,000, 50,000, 200,000 and 100,000 shares of restricted common stock or 550,000 in the aggregate, to employees Eugene Defina, Michelle Budet, Rosalba Callisto, Paul Kaufman and Maria Irizary, respectively, as additional compensation for services rendered to the Company. These shares were valued at $.05 per share or $27,500 in the aggregate.

On February 8, 2004, the Company's Board of Directors approved, pursuant to the 2004 Stock Incentive Plan, the issuance of 6,000,000 shares to consultants, having a value of $300,000, for professional services rendered. These shares were issued on February 20, 2004 and have been valued at $.05 per share.

On July 2, 2003, the Company issued 750,000 shares each or 1,500,000 in the aggregate, to The BZT Trust and the Prodigy Trust, respectively, having an aggregate value of $75,000 for professional services rendered.

On June 30, 2003 and June 6, 2003, the Company  issued  5,000,000 and 38,000,000 shares respectively of restricted common shares to the former shareholders of ClickableOil.com, Inc. pursuant to the terms of the June 6, 2003 Agreement and Plan of Merger between ClickableOil.com, Inc. and ClickableOil Acquisition Corp., a wholly owned subsidiary of the Company. Pursuant to the Agreement and Plan of Merger, Michael J Connor and The James Group, Inc each received 2,150,000 shares of restricted common stock and DGN Holdings, LLC received 38,700,000 shares of restricted common stock.

On June 6, 2003, we entered into a securities purchase agreement with AJW Partners, LLC, AJW Offshore, Ltd., and AJW Qualified Partners, LLC for $800,000 in convertible debentures and 4,000,000 warrants. The secured convertible debentures bear interest at 10% per annum and mature on one year from the date of issuance. The 10% debentures are convertible at any time at the option of the holder into shares of our common stock, provided at no time may a holder of our 10% debentures and its affiliates own more than 4.9% of our outstanding common stock. However, this ownership restriction may be waived by the holder upon 61 days notice. The conversion price of our common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of:

(a) fifty percent of the average of the lowest three intra-day trading prices for our common stock during the twenty trading day period ending one trading day prior to the date the conversion notice is sent by the holder to the borrower; and

(b)  a fixed conversion price of $0.05.

On June 6, 2003 and pursuant to a Purchase Agreement of even date by and between the Company and Milton Cotter, Eric Cotter, Richard Berman, David Fenner, William Stewart and Cathy Knight (the "Buyers"), the Buyers acquired Achievement Tec, Inc. and Career Direction, Inc., both wholly owned inactive subsidiaries, and in return delivered 6,428,073 shares of restricted common stock to the Company that were cancelled.

On May 29, 2002, prior to the merger and recapitalization, the Company issued 416,666 shares of restricted common stock at a price of $.06 per share to Pension Financial Services, an affiliate of the convertible debenture holders in satisfaction of $25,000 of convertible debt.

All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Achievement Tec or executive officers of Achievement Tec, and transfer was restricted by Achievement Tec in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this herein are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Clickable Enterprises, Inc., a Delaware corporation.

                Exhibit No.                Description

            3.1 Articles of Incorporation (Incorporated by reference to our registration statement on Form 10-SB).

            3.2         Amended articles of incorporation

            3.3 Bylaws (Incorporated by reference to our registration statement on Form 10-SB).

            5.1 Opinion and Consent (Incorporated by reference to our amended Registration Statement filed July 29, 2004.)

            10.1 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due June 29, 2003 in the principal sum of $794,119.79, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on Form SB-2 filed August 3, 2001).

            10.2 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due June 29, 2003 in the principal sum of $398,829.30, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on Form SB-2 filed August 3, 2001).

            10.3 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due August 13, 2003 in the principal sum of $125,000, issued to New Millennium Capital Partners II, LLC (Incorporated by reference to our registration statement on Form 8-K, filed August 14, 2001).

            10.4 Silver Ramona Mining, Inc. 10% Secured Convertible Debenture due August 13, 2003 in the principal sum of $125,000, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on Form 8-K, filed August 14, 2001).

            10.5        Security  Agreement  among the  Company  and the Initial
                        Purchasers    (Incorporated    by   reference   to   our
                        registration statement Form 8-K, filed July 17, 2001).

            10.6 Intellectual Property Security Agreement among the Company and the Initial Purchasers (Incorporated by reference to our registration statement on Form 8-K, filed July 17, 2001).

            10.7 Secured Convertible Debenture Purchase Agreement dated as of May 8, 2002 among the Company and AJW Partners, LLC, New Millennium Capital Partners II, LLC, Pegasus Capital Partners, LLC and AJW/New Millennium Offshore Ltd. (the "Subsequent Purchasers") (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.8 Registration Rights Agreement dated as of May 8, 2002, among the Company and the Subsequent Purchasers (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.9 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $37,500, issued to New Millennium Capital Partners II, LLC (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.10 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $37,500, issued to AJW Partners, LLC (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.11 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $112,500, issued to Pegasus Capital Partners, LLC (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.12 Achievement Tec Holdings, Inc. 10% Secured Convertible Debenture due May 8, 2003 in the principal sum of $112,500, issued to AJW/New Millennium Offshore Ltd. (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.13       Security  Agreement among the Company and the Subsequent
                        Purchasers    (Incorporated    by   reference   to   our
                        registration statement on SB-2 filed June 21, 2002).

            10.14 Intellectual Property Security Agreement among the Company and the Subsequent Purchasers (Incorporated by reference to our registration statement on SB-2 filed June 21, 2002).

            10.15 Independent Contractor/Trucking Agreement dated March 2004 (incorporated by reference to our amended registration statement on Form SB-2/A filed on May 14,
                        2004).

            10.16       Terminal    Agreement   dated   October   2000   between
                        Clickableoil.com and New Hyde Park Oil Terminal, LLC (incorporated by reference to our amended registration statement on Form SB-2/A filed on May 14, 2004).


            10.17 Independent Contractor Agreement dated June 2002 between Clickableoil.com and Nexgen Energy, LLC. (incorporated by reference to our amended registration statement on Form SB-2/A filed on May 14, 2004).

            14.1 Code of Ethics (incorporated by reference to our March 31, 2004 Form 10-KSB filed on July 21, 2004).

            23.1        Consent of accountants (filed herewith).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Mount Vernon, State of New York, on October 8, 2004.



                                                  CLICKABLE ENTERPRISES, INC.

                                                  By: /s/ Nicholas Cirillo, Jr.
                                                    ----------------------------
                                                    Nicholas Cirillo, Jr.
                                                    President (Principal
                                                    Executive Officer)


                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nicholas Cirillo, Jr. his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                      TITLE                               DATE
-------------------------      ----------------------------        -------------
/s/ Nicholas Cirillo, Jr.      President, CEO and Director         October 8, 2004
-------------------------      (principal executive officer)
    Nicholas Cirillo, Jr.

/s/ Guy Pipolo                 COO, CFO and Director               October 8, 2004
-------------------------      (principal financial and
    Guy Pipolo                 accounting officer)

/s/ David Rodgers              Secretary and Director              October 8, 2004
-------------------------
    David Rodgers